Exhibit 99.2

Updated Item 8.  Financial Statements and Supplementary Data.

Note:    The information contained in this Item has been updated for the classification error as further detailed in the Current Report on Form 8-K filed herewith. This item has not been updated for any other changes since the filing of the 2016 Form 10-K/A. For significant developments since the filing of the 2016 Form 10-K/A, refer to our filings with the SEC.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
1st Constitution Bancorp
Cranbury, New Jersey
We have audited the accompanying consolidated balance sheets of 1st Constitution Bancorp (the “Company”) as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st Constitution Bancorp at December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 20, 2017 expressed an adverse opinion thereon.
/s/ BDO USA, LLP
Philadelphia, Pennsylvania
March 20, 2017 (except for the Consolidated Statements of Income, Note 1, Note 17 and Note 22, as to which the date is December 27, 2017)

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
1st Constitution Bancorp
Cranbury, New Jersey
We have audited 1st Constitution Bancorp (the “Company”) internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria. We do not express an opinion or any other form of assurance on management’s statements referring to any corrective actions taken by the company after the date of management’s assessment.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended and our report dated March 20, 2017 (except for the consolidated statements of income, Note 1, Note 17 and Note 22, as to which the date is December 27, 2017) expressed an unqualified opinion thereon.
/s/ BDO USA, LLP
Philadelphia, Pennsylvania
March 20, 2017

1st CONSTITUTION BANCORP
CONSOLIDATED BALANCE SHEETS
December 31, 2016 and 2015
(Dollars in Thousands, except share data)

	2016	2015
ASSETS
Cash and Due From Banks	$14,886	$11,368
Federal Funds Sold/Short-Term Investments	—	—
Total cash and cash equivalents	14,886	11,368
Investment Securities
Available for sale, at fair value	103,794	91,422
Held to maturity (fair value of $128,559 and $127,157 at December 31, 2016 and 2015, respectively)	126,810	123,261
Total investment securities	230,604	214,683

Loans Held for Sale	14,829	5,997

Loans	724,808	682,121
Less- Allowance for loan losses	(7,494)	(7,560)
Net loans	717,314	674,561

Premises and Equipment, Net	10,673	11,109
Accrued Interest Receivable	3,095	2,853
Bank-Owned Life Insurance	22,184	21,583
Other Real Estate Owned	166	966
Goodwill and Intangible Assets	12,880	13,284
Other Assets	11,582	11,587
Total assets	$1,038,213	$967,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits
Non-interest bearing	$170,854	$159,918
Interest bearing	663,662	626,839
Total deposits	834,516	786,757

Borrowings	73,050	58,896
Redeemable Subordinated Debt	18,557	18,557
Accrued Interest Payable	866	846
Accrued Expenses and Other Liabilities	6,423	6,975
Total liabilities	933,412	872,031

SHAREHOLDERS’ EQUITY
Preferred stock, no par value: 5,000,000 shares authorized, none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 8,027,087 and 7,954,267 shares issued and 7,993,789 and 7,922,968 shares outstanding as of December 31, 2016 and 2015, respectively	71,695	70,845

Retained earnings	34,074	25,589
Treasury Stock 33,298 shares and 31,298 shares at December 31, 2016 and 2015, respectively	(368)	(344)
Accumulated other comprehensive loss	(600)	(130)
Total shareholders’ equity	104,801	95,960
Total liabilities and shareholders’ equity	$1,038,213	$967,991

The accompanying notes are an integral part of these consolidated financial statements

1st CONSTITUTION BANCORP
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2016 and 2015
(Dollars in thousands, except per share data)

	2016	2015
INTEREST INCOME
Loans, including fees	$33,744	$34,097
Securities
Taxable	3,268	3,167
Tax-exempt	2,078	2,131
Federal funds sold/interest earning deposits	88	50
Total interest income	39,178	39,445
INTEREST EXPENSE
Deposits	4,044	3,704
Borrowings	687	577
Redeemable subordinated debentures	427	355
Total interest expense	5,158	4,636
Net interest income	34,020	34,809

(CREDIT) PROVISION FOR LOAN LOSSES	(300)	1,100
Net interest income after (credit) provision for loan losses	34,320	33,709
NON-INTEREST INCOME
Service charges on deposit accounts	715	818
Gain on sales of loans, net	3,785	4,039
Income on Bank-owned life insurance	549	558
Other income	1,837	1,049
Total other income	6,886	6,464
NON-INTEREST EXPENSES
Salaries and employee benefits	16,543	15,589
Occupancy expense	4,001	4,098
Data processing expenses	1,277	1,211
FDIC insurance expense	453	660
Other real estate owned expenses	81	734
Other operating expenses	4,943	5,155
Total other expenses	27,298	27,447
Income before income taxes	13,908	12,726
INCOME TAXES	4,623	4,062
Net income	$9,285	$8,664
NET INCOME PER COMMON SHARE
Basic	$1.17	$1.10
Diluted	$1.14	$1.07
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	7,962,121	7,901,278
Diluted	8,177,439	8,075,752

The accompanying notes are an integral part of these consolidated financial statements

1st CONSTITUTION BANCORP
Consolidated Statements of Comprehensive Income
For the years ended December 31, 2016 and 2015
(Dollars in thousands)

	2016	2015
Net income	$9,285	$8,664

Other comprehensive (loss) income:
Unrealized holding (losses) gains on securities available for sale	(667)	(224)
Tax effect	243	38
Net of tax amount	(424)	(186)

Pension liability	83	(53)
Tax effect	(31)	21
Net of tax amount	52	(32)

Reclassification adjustment for actuarial (gains) for unfunded pension liability
Income (1)	(160)	(266)
Tax effect (2)	62	106
Net of tax amount	(98)	(160)
Total other comprehensive (loss) income	(470)	(378)
Comprehensive income	$8,815	$8,286

(1)	Included in salaries and employee benefits expense on the consolidated statements of income

(2)	Included in income taxes on the consolidated statements of income

The accompanying notes are an integral part of these consolidated financial statements

1st CONSTITUTION BANCORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2016 and 2015
(Dollars in thousands)

	Common Stock	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive (Loss) Income	Total Shareholders' Equity
BALANCE, January 1, 2015	$61,448	$25,730	$(316)	$248	$87,110

Exercise of stock options and issuance of restricted shares under employee benefit programs (33,800 shares issued from Treasury Stock)	(39)	—	331	—	292

Share-based compensation	631	—	—	—	631

5% Stock dividends declared February and December 2015 (737,448 shares)	8,805	(8,805)	—	—	—

Treasury stock purchased, net (31,050 shares)	—	—	(359)	—	(359)

Net Income for the year ended 12/31/2015	—	8,664	—	—	8,664

Other comprehensive loss	—	—	—	(378)	(378)
BALANCE, December 31, 2015	$70,845	$25,589	$(344)	$(130)	$95,960

Exercise of stock options	96	—	—	—	96

Share-based compensation	754	—	—	—	754

Treasury stock purchased (2,000 shares)	—	—	(24)	—	(24)

Dividends on common stock	—	(800)	—	—	(800)

Net Income for the year ended December 31, 2016	—	9,285	—	—	9,285

Other comprehensive loss	—	—	—	(470)	(470)
BALANCE, December 31, 2016	$71,695	$34,074	$(368)	$(600)	$104,801

The accompanying notes are an integral part of these consolidated financial statements

1st CONSTITUTION BANCORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2016 and 2015
(Dollars in thousands)

	2016	2015
OPERATING ACTIVITIES:
Net income	$9,285	$8,664
Adjustments to reconcile net income to net cash provided by operating activities:
(Credit) provision for loan losses	(300)	1,100
Provision for loss on other real estate owned	—	382
Depreciation and amortization	1,415	1,476
Net amortization of premiums and discounts on securities	1,141	810
(Gains) loss on sales of other real estate owned	(31)	692
Gains on sales of loans held for sale	(3,785)	(4,039)
Originations of loans held for sale	(96,968)	(134,073)
Proceeds from sales of loans held for sale	91,708	140,486
Income on Bank-owned life insurance	(549)	(558)
Share-based compensation expense	754	631
Deferred tax expense	354	159
(Increase) decrease in accrued interest receivable	(242)	243
Decrease in other assets	388	617
Increase (decrease) in accrued interest payable	20	(61)
Decrease in accrued expense and other liabilities	(552)	(363)
Net cash provided by operating activities	2,638	16,166
INVESTING ACTIVITIES:
Purchases of securities:
Available for sale	(37,300)	(34,109)
Held to maturity	(35,212)	(15,599)
Proceeds from maturities and repayments of securities:
Available for sale	23,354	18,783
Held to maturity	31,429	35,705
Proceeds from Bank-owned life insurance benefits paid	248	—
Net purchase of restricted stock	(661)	(1,516)
Net increase in loans	(42,779)	(30,646)
Purchase of Bank-owned life insurance	(300)	—
Capital expenditures	(457)	(706)
Additional investment in other real estate owned	(61)	—
Proceeds from sales of other real estate owned	1,033	6,027
Net cash used in investing activities	(60,706)	(22,061)
FINANCING ACTIVITIES:
Exercise of stock options and issuance of restricted shares	96	292
Purchase of treasury stock	(24)	(359)
Cash dividends paid to shareholders	(399)	—
Net increase (decrease) in demand, savings and time deposits	47,759	(31,004)
Repayment of long-term borrowing	(10,000)	—
Net increase in short-term borrowings	24,154	33,789
Net cash provided by financing activities	61,586	2,718
Increase (decrease) in cash and cash equivalents	3,518	(3,177)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	11,368	14,545
CASH AND CASH EQUIVALENTS AT END OF YEAR	$14,886	$11,368

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for -
Interest	$5,138	$4,697
Income taxes	4,590	4,170
Non-cash investing activities
Real estate acquired in full satisfaction of loans in foreclosure	141	2,357

The accompanying notes are an integral part of these consolidated financial statements

1st CONSTITUTION BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016 and 2015

1.           Summary of Significant Accounting Policies

1st Constitution Bancorp (the “Company”) is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and was organized under the laws of the State of New Jersey.  The Company is the parent to 1st Constitution Bank (the “Bank”), a New Jersey state-chartered commercial bank.  The Bank provides community banking services to a broad range of customers, including corporations, individuals, partnerships and other community organizations in the central and northeastern New Jersey areas.  The Bank conducts its operations through its main office located in Cranbury, New Jersey and operated, as of December 31, 2016, eighteen additional branch offices in downtown Cranbury, Fort Lee, Hamilton Square, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Skillman, West Windsor, Princeton, Rumson, Fair Haven, Asbury Park, Shrewsbury and Little Silver, New Jersey. The Bank also operates four residential mortgage loan production offices in Forked River, Flemington, Jersey City and Somerset, New Jersey.

The Company has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2016 for items that should potentially be recognized or disclosed in these financial statements.  The evaluation was conducted through the date these financial statements were issued.

The Company paid a 5% common stock dividend on April 7, 2015 and a 5% common stock dividend on February 1, 2016. As appropriate, common shares and per common share data presented in the consolidated financial statements and the accompanying notes below have been adjusted to reflect the common stock dividends.

On September 15, 2016, the Board of Directors declared a quarterly cash dividend of $0.05 per common share that was paid on October 21, 2016 to all shareholders of record as of the close of business on September 28, 2016. This action represented the first cash dividend declared by 1ST Constitution Bancorp on its common shares.

On December 15, 2016, the Board of Directors declared a quarterly cash dividend of $0.05 per common share that was paid on January 25, 2017 to all shareholders of record as of the close of business on January 3, 2017.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and to the accepted practices within the banking industry.  The following is a description of the more significant of these policies and practices.

Principles of Consolidation

The accompanying consolidated financial statements include the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, 1st Constitution Investment Company of New Jersey, Inc., FCB Assets Holdings, Inc., 204 South Newman Street Corp. and 249 New York Avenue, LLC.  1st Constitution Capital Trust II, a subsidiary of the Company (“Trust II”), is not included in the Company’s consolidated financial statements as it is a variable interest entity and the Company is not the primary beneficiary.  All significant intercompany accounts and transactions have been eliminated in consolidation and certain prior period amounts have been reclassified to conform to current year presentation.

Recasting of Prior Period Financial Information

Prior to the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, the Company identified an error concerning its presentation of the amortization of deferred loan origination costs in the Company’s Consolidated Statements of Income. The Company determined that it incorrectly classified the amortization of deferred loan origination costs in other expenses when it should have been included in loan interest income in its Consolidated Statements of Income for the years ended December 31, 2016 and 2015 (audited). This classification error did not result in any effect on pre-tax income, after-tax income, basic and diluted earnings per share, statements of cash flows, balance sheets, book value, return on assets, return on equity, or regulatory capital ratios in any historical period. The effect on the Company’s Consolidated Statements of Income for these periods was an overstatement of loan interest income and an overstatement of non-interest expenses by an equal amount.

The table below shows the changes to the Consolidated Statements of Income:

	2016	2015
Loan Interest
As originally reported	35,429	35,597
As revised	33,744	34,097
Total interest income
As originally reported	40,863	40,945
As revised	39,178	39,445
Net interest income before provision (credit)
As originally reported	35,705	36,309
As revised	34,020	34,809
Net interest income after provision (credit)
As originally reported	36,005	35,209
As revised	34,320	33,709
Salaries and employee benefits
As originally reported	18,298	17,232
As revised	16,543	15,589
Other operating expenses
As originally reported	4,873	5,012
As revised	4,943	5,155
Total other expense
As originally reported	28,983	28,947
As revised	27,298	27,447

The table below shows the changes to Note 17 Other Operating Expenses:

	2016	2015
Other expenses
As originally reported	1,288	1,009
As revised	1,358	1,152
Total other operating expense
As originally reported	4,873	5,012
As revised	4,943	5,155

The table below shows the changes to Note 22 Quarterly Financial Data (Unaudited):

	2016
Interest income	Dec. 31	Sept. 30	June 30	March 31
As originally reported	10,455	10,843	9,871	9,694
As revised	9,997	10,408	9,488	9,285
Net interest income before provision (credit)
As originally reported	9,094	9,488	8,614	8,509
As revised	8,636	9,053	8,231	8,100
Net interest income after provision (credit)
As originally reported	9,094	9,488	8,714	8,709
As revised	8,636	9,053	8,331	8,300
Total non-interest expense
As originally reported	8,029	7,098	6,823	7,033
As revised	7,572	6,662	6,440	6,624

	2015
Interest income	Dec. 31	Sept. 30	June 30	March 31
As originally reported	9,863	10,832	10,564	9,686
As revised	9,473	10,431	10,201	9,340
Net interest income before provision (credit)
As originally reported	8,693	9,663	9,411	8,542
As revised	8,303	9,262	9,048	8,196
Net interest income after provision (credit)
As originally reported	8,193	9,563	9,411	8,042
As revised	7,803	9,162	9,048	7,696
Total non-interest expense
As originally reported	6,739	7,380	7,972	6,856
As revised	6,349	6,979	7,609	6,510

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary security impairment, the fair value of other real estate owned and the valuation of deferred tax assets.

Concentration of Credit Risk

Financial instruments which potentially subject the Company and its subsidiaries to concentrations of credit risk primarily consist of investment securities and loans.  At December 31, 2016, 49.5% of our investment securities portfolio consisted of U.S. Government and Agency issues and collateralized mortgage obligations collateralized by agency mortgage backed securities. In addition, 40.1% of the portfolio consisted of municipal bonds.  The remaining 10.4% of our investment securities consisted primarily of corporate debt issues.  The Bank’s lending activity is primarily concentrated in loans collateralized by real estate located in the State of New Jersey.  As a result, credit risk is broadly dependent on the real estate market and general economic conditions in that state.

Interest Rate Risk

The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to purchase investment securities and to make loans, the majority of which are secured by real estate.  The potential for interest-rate risk exists as a result of the generally shorter duration of interest-sensitive assets compared to the generally longer duration of interest-sensitive liabilities.  In a changing interest rate environment, assets held by the Bank will re-price faster than liabilities of the Bank, thereby affecting net interest income.  For this reason, management regularly monitors the maturity structure and rate adjustment features of the Bank’s assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

Investment Securities

Investment securities which the Company has the intent and ability to hold until maturity are classified as held to maturity and are recorded at cost, adjusted for amortization of premiums and accretion of discounts.  Investment securities that are held for indefinite periods of time, that management intends to use as part of its asset/liability management strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses on available for sale securities are recorded as a separate component of shareholders’ equity.  Realized gains and losses, which are computed using the specific identification method, are recognized in earnings on a trade date basis.

If the fair value of a security is less than its amortized cost, the security is deemed to be impaired.  Management evaluates all securities with unrealized losses quarterly to determine if such impairments are temporary or other-than-temporary in accordance with the Accounting Standards Codification (“ASC”) of the Financial Accounting Standards Board (“FASB”). Temporary impairments on available for sale securities are recognized, on a tax-effected basis, through other comprehensive income (“OCI”) with offsetting adjustments to the carrying value of the security and the balance of related deferred taxes. Temporary impairments of held to maturity securities are not recorded in the consolidated financial statements; however, information concerning the amount and duration of impairments on held to maturity securities are disclosed.

Other-than-temporary impairments ("OTTI") on all equity securities and on debt securities that the Company has decided to sell, or will, more likely than not, be required to sell prior to the full recovery of fair value to a level equal to or exceeding amortized cost, are recognized in earnings. If neither of these conditions regarding the likelihood of sale for a debt security apply, the OTTI is bifurcated into credit-related and noncredit-related components. Credit-related impairment generally represents the amount by which the present value of the cash flows that are expected to be collected on a debt security fall below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. The Company recognizes credit-related OTTI in earnings. Noncredit-related OTTI on debt securities are recognized in OCI.

Premiums and discounts on all securities are amortized/accreted to maturity by use of the level-yield method considering the impact of principal amortization and prepayments.

Federal law requires a member institution of the FHLB system to hold restricted stock of its district FHLB according to a predetermined formula.  The Bank’s investment in the restricted stock of the FHLB of New York is carried at cost and is included in other assets. The investment in FHLB stock was $3,962 and $3,302 at December 31, 2016 and December 31, 2015, respectively.

Management evaluates the FHLB restricted stock for impairment in accordance with U.S. GAAP.  Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management believes no impairment charge is necessary related to the FHLB stock as of December 31, 2016.

Bank-Owned Life Insurance

The Company invests in bank-owned life insurance (“BOLI”).  BOLI involves the purchasing of life insurance by the Company on a select group of its executives, directors, officers and employees.  The Company is the owner and beneficiary of the policies.  This pool of insurance, due to the advantages of the Bank, is profitable to the Company.  This profitability offsets a portion of current and future benefit costs and is intended to provide a funding source for the payment of future benefits.  The Bank’s deposits fund BOLI and the earnings from BOLI are recognized as non-interest income.

Loans and Loans Held For Sale

Loans that management intends to hold to maturity are stated at the principal amount outstanding, net of unearned income.  Unearned income is recognized over the lives of the respective loans, principally using the effective interest method.  Interest income is generally not accrued on loans, including impaired loans, where interest or principal is 90 days or more past due, unless the loans are adequately secured and in the process of collection, or on loans where management has determined that the borrowers may be unable to meet contractual principal and/or interest obligations.  When it is probable that, based upon current information, the Bank will not collect all amounts due under the contractual terms of the loan, the loan is reported as impaired.  Smaller balance homogeneous type loans, such as residential loans and loans to individuals, which are collectively evaluated, are generally excluded from consideration for impairment.  Loan impairment is measured based upon the present value of the expected future cash flows discounted at the loan’s effective interest rate or the underlying fair value of collateral for collateral dependent loans.  When a loan, including an impaired loan, is placed on non-accrual, interest accruals cease and uncollected accrued interest is reversed and charged against current income.  Non-accrual loans are generally not returned to accruing status until principal and interest payments have been brought current and full collectibility is reasonably assured.  Cash receipts on non-accrual and impaired loans are applied to principal, unless the loan is deemed fully collectible.

Loans held for sale are carried at the lower of aggregated cost or fair value. The fair value of loans held for sale are determined, when possible, using quoted secondary market prices.  If no such quoted market prices exist, fair values are determined using quoted prices for similar loans, adjusted for the specific attributes of the loans.  Realized gains and losses on loans held for sale are recognized at settlement date and are determined based on the cost, including deferred net loan origination fees and the costs of the specific loans sold. Residential mortgage loans are sold with servicing released.

The Bank accounts for its transfers and servicing of financial assets in accordance with ASC Topic 860, “Transfers and Servicing” ("ASC Topic 860").  The Bank originates residential mortgages under a definitive plan to sell those loans with servicing generally released.  Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. The Bank also originates commercial loans, of which a portion are guaranteed by the Small Business Administration ("SBA"). The guaranteed portion of the loans is generally sold into the secondary market. Gains and losses on sales are also accounted for in accordance with ASC Topic 860.

The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding “rate lock commitments.”  Rate lock commitments on residential mortgage loans that are intended to be sold are considered to be derivatives.  Time elapsing between the issuance of a loan commitment and closing and sale of the loan generally ranges from 30 to 120 days.  The Bank protects itself from changes in interest rates through the use of best efforts forward delivery commitments, whereby the Bank commits to sell a loan at the time the borrower commits to an interest rate with the intent that the buyer has assumed interest rate risk on the loan.  As a result, the Bank is generally not exposed to losses nor will it realize significant gains related to its rate lock commitments due to changes in interest rates.

The fair value of rate lock commitments and best efforts commitments is not readily ascertainable with precision because rate lock commitments and best efforts commitments are not actively traded in stand-alone markets.  The Bank determines the fair value of rate lock commitments based upon the forward sales price that is obtained in the best efforts commitment at the time the borrower locks in the interest rate on the loan while taking into consideration the probability that the rate lock commitments will close.  Due to high correlation between rate lock commitments and best efforts commitments, no gain or loss occurs on the rate lock commitments.  The estimated fair value of rate lock commitments was $123,000 at December 31, 2016. The estimated fair value of rate lock commitments at December 31, 2015 was not deemed to be significant and, therefore, not recorded on the balance sheet.

ASC Topic 460, “Guarantees,” requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the financial performance of a customer to a third party.  Those guarantees are primarily issued to support contracts entered into by customers.  Most guarantees extend for one year.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  The Bank defines the fair value of these letters of credit as the fees paid by the customer or similar fees collected on similar instruments.  The Bank amortizes the fees collected over the life of the instrument.  The Bank generally obtains collateral, such as real estate or liens on customer assets, for these types of commitments.  The Bank’s potential liability would be reduced by any proceeds obtained in liquidation of the collateral.  The Bank had standby letters of credit for customers aggregating $2.0 million and $2.1 million at December 31, 2016 and 2015, respectively.  These letters of credit are primarily related to real estate lending and the approximate value of underlying collateral upon liquidation is expected to be sufficient to cover this maximum potential exposure at December 31, 2016.  The amount of the liability related to guarantees under issued standby letters of credit was not material as of December 31, 2016 and 2015.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level sufficient to absorb estimated credit losses in the loan portfolio as of the date of the financial statements.  The allowance for loan losses is a valuation reserve available for losses incurred or inherent in the loan portfolio and other extensions of credit.  The determination of the adequacy of the allowance for loan losses is a critical accounting policy of the Bank.

All, or part, of the principal balance of commercial and commercial real estate loans and construction loans are charged off against the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.  Consumer loans are generally charged off no later than 120 days past due on a contractual basis, or earlier in the event of bankruptcy, or if there is an amount deemed uncollectible.  Because all identified losses are charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

Loans are placed in a nonaccrual status when the ultimate collectability of principal or interest in whole, or in part, is in doubt.  Past-due loans contractually past-due 90 days or more for either principal or interest are also placed in nonaccrual status unless they are both well secured and in the process of collection.  Impaired loans are evaluated individually.

Purchased Credit-Impaired (“PCI”) loans are loans acquired at a discount that is due, in part, to credit quality.  PCI loans are accounted for in accordance with ASC Subtopic 310-30, "Receivables, Loans and Debt Securities Acquired with Deteriorated Credit Quality" and are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance (i.e., the allowance for loan losses).  The difference between the undiscounted cash flows expected at acquisition and the initial carrying amount (fair value) of the PCI loans or the “accretable yield,” is recognized as interest income utilizing the level-yield method over the life of the loans.  Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “non-accretable difference,” are not recognized as a yield adjustment, as a loss accrual or a valuation allowance.  Reclassifications of the non-accretable difference to the accretable yield may occur subsequent to the loan acquisition dates due to increases in expected cash flows of the loans and result in an increase in yield on a prospective basis.

The following is our charge-off policy for our loan segments:

Commercial, Commercial Real Estate and Construction

Loans are generally fully or partially charged down to the fair value of collateral securing the asset when:

•	Management judges the loan to be uncollectible;

•	Repayment is deemed to be protracted beyond reasonable time frames;

•	The loan has been classified as a loss by either internal loan review process or external examiners;

•	The customer has filed bankruptcy and the loss becomes evident owing to a lack of assets; or

•	The loan is significantly past due unless both well secured and in the process of collection.

Consumer

Consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation is computed primarily on the straight-line method over the estimated useful lives of the related assets for financial reporting purposes and using the mandated methods by asset type for income tax purposes.  Building, furniture and fixtures, equipment and leasehold improvements are depreciated or amortized over the estimated useful lives of the assets or lease terms, as applicable.  Estimated useful lives of buildings are forty years, furniture and fixtures and equipment are three to fifteen years and leasehold improvements are generally three to ten years.  Expenditures for maintenance and repairs are charged to expense as incurred.

The Bank accounts for impairment of long-lived assets in accordance with ASC Topic 360, “Property, Plant, and Equipment,” which requires recognition and measurement for the impairment of long-lived assets to be held and used or to be disposed of by sale.  The Bank had no impaired long-lived assets at December 31, 2016 and 2015.

Derivative Contracts

Derivative contracts, as required by ASC Topic 815, “Derivatives and Hedging,” are carried at fair value as either assets or liabilities on the balance sheet with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders’ equity, net of related income tax effects for contracts that are classified as cash flow hedges.  Gains and losses on derivative contracts are recognized upon realization, utilizing the specific identification method.

Income Taxes

There are two components of income tax expense or benefit: current and deferred.  Current income tax expense or benefit approximates cash to be paid or refunded for taxes for the applicable period.  Deferred tax assets and liabilities are recognized due to differences between the basis of assets and liabilities as measured by tax laws and their basis as reported in the financial statements.  Deferred tax assets are subject to management’s judgment based upon available evidence that future realizations are likely.  If management determines that the Company may not be able to realize some or all of the net deferred tax asset in the future, a charge to income tax expense may be required to increase the valuation reserve of the net deferred tax asset. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.  Deferred tax expense or benefit is recognized for the change in deferred tax liabilities.

The Company accounts for uncertainty in income taxes recognized in its consolidated financial statements in accordance with ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has not identified any significant income tax uncertainties through the evaluation of its income tax positions for the years ended December 31, 2016 and 2015 and has not recognized any liabilities for tax uncertainties as of December 31, 2016 and 2015. Our policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense; such amounts were not significant during the years ended December 31, 2016 and 2015. The tax years subject to examination by the taxing authorities are, for federal and state purposes, the years ended December 31, 2016, 2015, 2014 and 2013.

Other Real Estate Owned ("OREO")

OREO obtained through loan foreclosures or the receipt of deeds-in-lieu of foreclosure is recorded at the fair value of the related property, as determined by current appraisals less estimated costs to sell at the initial transfer from the loan portfolio. Write-downs on these properties, which occur after the initial transfer from the loan portfolio, are recorded as operating expenses.  Costs of holding such properties are charged to expense in the current period.  Gains, to the extent realized, and losses on the disposition of these properties are reflected in current operations.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of an acquired entity over the fair value of the identifiable net assets acquired in accordance with the acquisition method of accounting.  Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or more often if events or circumstances indicated that there may be impairment, in accordance with ASC Topic 350, “Intangibles – Goodwill and Other.”  Goodwill is tested for impairment at the reporting unit level and an impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Core deposit intangibles are a measure of the value of checking and savings deposits acquired in business combinations accounted for under the purchase method.  Core deposit intangibles are amortized over their estimated lives (ranging from five to ten years) and identifiable intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment.  Any impairment loss related to goodwill and other intangible assets is reflected as other non-interest expense in the statement of income in the period in which the impairment was determined.  No assurance can be given that future impairment tests will not result in a charge to earnings.  See Note 8 – Goodwill and Intangible Assets for additional information.

Share-Based Compensation

The Company recognizes compensation expense for stock awards and options in accordance with ASC Topic 718, “Compensation – Stock Compensation.”  The expense of stock-based compensation is generally measured at fair value at the grant date with compensation expense recognized over the service period, which is usually the vesting period.  The Company utilizes the Black-Scholes option-pricing model to estimate the fair value of each stock option on the date of grant.  The Black-Scholes model takes into consideration the exercise price and expected life of the options, the current price of the underlying stock and its expected volatility, the expected dividends on the stock and the current risk-free interest rate for the expected life of the option.  The Company’s estimate of the fair value of a stock option is based on expectations derived from historical experience and may not necessarily equate to its market value when fully vested.   See Note 15 – Share-Based Compensation for additional information.

Benefit Plans

The Company provides certain retirement savings benefits to employees under a 401(k) plan.  The Company’s contributions to the 401(k) plan are expensed as incurred.

The Company also provides retirement benefits to certain employees under supplemental executive retirement plans.  The plans are unfunded and the Company accrues actuarially determined benefit costs over the estimated service period of the employees in the plans.  In accordance with ASC Topic 715, “Compensation – Retirement Benefits,” the Company recognizes the unfunded status of these postretirement plans as a liability in its consolidated balance sheets and recognizes changes in that unfunded status in the year in which the changes occur through other comprehensive income.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, interest and non-interest bearing amounts due from banks, federal funds sold and short-term investments.  Generally, federal funds are sold and short-term investments are made for a one or two-day period.

Reclassifications

Certain reclassifications have been made to the prior period amounts to conform with the current period presentation.  Such reclassification had no impact on net income or total shareholders’ equity.

Advertising Costs

It is the Company’s policy to expense advertising costs in the period in which they are incurred.

Earnings Per Common Share

Basic net income per common share is calculated by dividing net income by the weighted average number of common shares outstanding during each period.

Diluted net income per common share is calculated by dividing net income by the weighted average number of common shares outstanding, as adjusted for the assumed exercise of dilutive common stock warrants and common stock options using the treasury stock method.

The following tables illustrate the reconciliation of the numerators and denominators of the basic and diluted earnings per common share (EPS) calculations. Dilutive securities in the tables below exclude common stock options and warrants with exercise prices that exceed the average market price of the Company’s common stock during the periods presented. Inclusion of these common stock options and warrants would be anti-dilutive to the diluted earnings per common share calculation.

(Dollars in thousands except per share data)	Year Ended December 31, 2016
	Net Income	Weighted average shares	Per share Amount
Basic earnings per common share:
Net income	$9,285	7,962,121	$1.17

Effect of dilutive securities:
Stock options and warrants		215,318

Diluted EPS:
Net income plus assumed conversion	$9,285	8,177,439	$1.14

	Year Ended December 31, 2015
	Net Income	Weighted average shares	Per share Amount
Basic earnings per common share:
Net income	$8,664	7,901,278	$1.10

Effect of dilutive securities:
Stock options and warrants		174,474

Diluted EPS:
Net income plus assumed conversion	$8,664	8,075,752	$1.07

For the years ended December 31, 2016 and 2015, 11,088 and 25,182 options, respectively, were anti-dilutive and were not included in the computation of diluted earnings per common share.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, other-than-temporary non-credit related security impairments, unrealized gains and losses on cash flow hedges and changes in the funded status of benefit plans.

Variable Interest Entities

Management has determined that Trust II qualifies as a variable interest entity under ASC Topic 810, “Consolidation.” Trust II issued mandatorily redeemable preferred stock to investors, loaned the proceeds to the Company and holds, as its sole asset, subordinated debentures issued by the Company.  As a qualified variable interest entity, Trust II’s balance sheet and statement of operations have never been consolidated with those of the Company.

In March 2005, the Federal Reserve Board ("FRB") adopted a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions.  Based on the final rule, the Company has included all of its $18.0 million in trust preferred securities in Tier 1 capital at December 31, 2016 and 2015.

Segment Information

U.S. GAAP establishes standards for public business enterprises to report information about operating segments in their annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders.  It also established standards for related disclosure about products and services, geographic areas and major customers.  Operating segments are components of an enterprise, which are evaluated regularly by the chief operating decision-maker in deciding how to allocate and assess resources and performance.  The Company’s chief operating decision-maker is the President and Chief Executive Officer.  The Company has applied the aggregation criteria for its operating segments to create one reportable segment, “Community Banking.”

The Company’s Community Banking segment consists of construction, commercial, retail and mortgage banking operations.  The Community Banking segment is managed as a single strategic unit, which generates revenue from a variety of products and services provided by the Company.  Construction, commercial, retail and mortgage lending is dependent upon the ability of the Company to fund itself with retail deposits and other borrowings and to manage interest rate, liquidity and credit risk as a single unit.

Recent Accounting Pronouncements

ASU Update 2017-04 - Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment

In January 2017, the FASB issued ASU 2017-04 "Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment," which simplifies how all entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. The primary goal of this ASU is to simplify the goodwill impairment test and provide cost savings for all entities by removing the requirement to determine the fair value of individual assets and liabilities in order to calculate a reporting unit's "implied" goodwill under current U.S. GAAP.

The amendments have staggered effective dates: (1) a public business entity that is a U.S. Securities and Exchange Commission (SEC) filer should adopt the amendments for its annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, (2) a public business entity that is not an SEC filier should adopt the amendments for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020 and (3) all other entities, including non-for-profit entities, should adopt the amendments for their annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. The amendments should be adopted prospectively. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.

The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.
ASU Update 2017-01 - Business Combinations (Topic 805): Clarifying the Definition of a Business

In January 2017, the FASB issued ASU 2017-01 "Business Combinations (Topic 805): Clarifying the Definition of a Business," which clarifies the definition of a business with the objective of adding guidance to assist companies and other reporting organizations with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments in this ASU provide a more robust framework to use in determining when a set of assets and activities is a business. The current definition of a business is interpreted broadly and can be difficult to apply. Stakeholders indicated that analyzing transactions is inefficient and costly and the definition does not permit the use of reasonable judgment.

Under current implementation guidance, there are three elements of a business: inputs, processes and outputs. While an integrated set of assets and activities (collectively referred to as a "set") that is a business usually has outputs, outputs are not required to be present. Additionally, all the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs, for example, by integrating the acquired set with their own inputs and processes.

The ASU introduces a "screen" to assist entities in determining when a set should not be considered a business. If substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not considered a business. If the screen is not met, the ASU requires that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output. Further, the ASU removes the evaluation of whether a market participant could replace missing elements (as required under current U.S. GAAP).

For public business entities, the ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. For all other entities, the amendments apply to annual periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019. The amendments in this ASU should be applied prospectively on or after the effective date. No disclosures are required at transition.

The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.
ASU Update 2016-20 - Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.
In December 2016, the FASB issued ASU 2016-20 "Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers," amending the new revenue recognition standard that it jointly issued with the International Accounting Standards Board ("IASB") in 2014. The amendments do not change the core principles of the standard, but clarify certain narrow aspects of the standard including its scope, contract cost accounting, disclosures, illustrative examples and other matters. The ASU becomes effective concurrently with ASU 2014-09 "Revenue from Contracts with Customers (Topic 606)."
The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.
ASU Update 2016-18 - Restricted Cash.
In November 2016, the FASB issued ASU 2016-18 "Restricted Cash," which updates Topic 230-Statement of Cash Flows, to require that restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total cash amounts shown on the statement of cash flows. Consequently, transfers between cash and restricted cash will not be presented as a separate line item in the operating, investing or financing sections of the cash flow statement. The ASU includes examples of the revised presentation guidance and additional presentation and disclosure requirements apply.
For public business entities, the amendments are effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.
The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.
ASU Update 2016-17 - Interests Held Through Related Parties That Are Under Common Control.
In October 2016, the FASB issued ASU 2016-17 "Interests Held Through Related Parties That Are Under Common Control," which amends the variable interest entity ("VIE") guidance within Topic 810. It does not change the two required characteristics for a single decision maker to be the primary beneficiary ("power" and "economics"), but it revised one aspect of the related analysis. The amendments change how a single decision maker of a VIE treats indirect variable interest held through related parties that are under common control when determining whether it is the primary beneficiary of that VIE. The ASU requires consideration of such indirect interests on a proportionate basis instead of being the equivalent of direct interests in their entity, thereby making consolidation less likely.

For public business entities, the amendments are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016 and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted; however, if an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of that fiscal year.

The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

ASU Update 2016-15 - Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.
In August 2016, the FASB issued ASU 2016-15 "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments," which clarifies whether the following items should be categorized as operating, investing or financing in the statement of cash flows: (1) debt prepayment and extinguishment costs, (2) settlement of zero-coupon debt, (3) settlement of contingent consideration, (4) insurance proceeds, (5) settlement of corporate-owned life insurance (COLI) and bank-owned life insurance policies (BOLI) policies, (6) distributions from equity method investees, (7) beneficial interests in securitization transactions and (8) receipts and payments with aspects of more than one class of cash flows.
For public business entities, the amendments are effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company currently classifies cash flows related to BOLI in accordance with the guidance and does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.
ASU Update 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

In June 2016, the FASB issued ASU 2016-13 "Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," which requires credit losses on most financial assets to be measured at amortized cost and certain other instruments to be measured using an expected credit loss model (referred to as the current expected credit loss (CECL) model). Under this model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications unless reasonable expectation of a troubled debt restructuring exists) from the date of initial recognition of that instrument.

The ASU also replaces the current accounting model for purchased credit impaired loans and debt securities. The allowance for credit losses for purchased financial assets with a more-than-insignificant amount of credit deterioration since origination ("PCD assets") should be determined in a similar manner to other financial assets measured on an amortized cost basis. Upon initial recognition, the allowance for credit losses is added to the purchase price ("gross up approach") to determine the initial amortized cost basis. The subsequent accounting for PCD assets will use the CECL model described above.

The ASU made certain targeted amendments to the existing impairment model for available-for-sale (AFS) debt securities. For an AFS debt security for which there is neither the intent nor a more-likely-than-not requirement to sell, an entity will record credit losses as an allowance rather than a write-down of the amortized cost basis.

For public business entities that are SEC filers, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for all entities as of the fiscal year beginning after December 15, 2018, including interim periods within those fiscal years.

The Company is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements.

ASU Update 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

In March 2016, the FASB issued ASU 2016-09 "Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting" to simplify the accounting for stock compensation. The ASU focuses on income tax accounting, award classification, estimating forfeitures and cash flow presentation. The ASU also provides certain accounting policy alternatives to nonpublic entities. The ASU simplifies several aspects of the stock compensation guidance in Topic 718 and other related guidance. The following six amendments apply to all entities: (1) accounting for income taxes upon vesting or exercise of share-based payments and related EPS effects, (2) classification of excess tax benefits on the statement of cash flows, (3) accounting for forfeitures, (4) liability classification exception for statutory tax withholding requirements, (5) cash flow presentation of employee taxes paid when an employer withholds shares for tax-withholding purposes and (6) elimination of the indefinite deferral in Topic 718.

For public business entities, the amendments are effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period for which the financial statements have not been issued or made available to be issued. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company adopted the guidance for the year ended December 31, 2016. The effect of the adoption of this guidance was not material.

ASU Update 2016-02: Leases.

In February 2016, the FASB issued ASU 2016-02 "Leases." From the lessee's perspective, the new standard establishes a right- of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for a lessee. From the lessor's perspective, the new standard requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing. If the lessor doesn’t convey risks and rewards or control, an operating lease results.

The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. A modified retrospective transition approach is required for lessors for sales-type, direct financing and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. In 2017, the Company plans to complete an evaluation of all of its leases to determine the potential impact on the Company's consolidated financial statements as a result of this new standard.

ASU Update 2016-01 Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.

In January 2016, the FASB issued ASU 2016-01 "Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities." The guidance in the ASU, among other things, requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income; simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requires an entity to present separately in other comprehensive income, the portion of the change in fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. The guidance in this ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

ASU Update 2015-16 Business Combination (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments.

In September 2015, the FASB issued ASU 2015-16 "Business Combination (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments," to require adjustments to provisional amounts that are identified during the measurement period to be recognized in the reporting period in which the adjustment amounts are determined. This includes any effect on earnings of changes in depreciation, amortization or other income as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The amendments in this update would require an entity to disclose (either on the face of the income statement or in the notes) the nature and amount of measurement-period adjustments recognized in the current period, including, separately, the amounts in current-period income statement line items that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The amendments are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015 and for all other entities for fiscal years beginning after December 31, 2016 and for interim periods within fiscal years beginning after December 15, 2017. Adoption of this guidance in 2016 did not have a material impact on the Company’s consolidated financial statements.
ASU 2014-9 Revenue from Contracts with Customers (Topic 606)
In May 2014, the FASB issued ASU 2014-9, deferred by ASU 2015-14, “Revenue from Contracts with Customers (Topic 606).” The amendments in this update establish a comprehensive revenue recognition standard for virtually all industries under U.S. GAAP, including those that previously followed industry specific guidance such as the real estate, construction and software industries. The revenue standard's core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.   This ASU, which does not apply to financial instruments, is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year.

The Company does not expect the adoption of ASU 2014-9 to have a material impact on its consolidated financial statements.

ASU 2014-12 Accounting for Share-Based-Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period (a consensus of the FAS Emerging Issues Task Force).
In June 2014, the FASB issued ASU 2014-12, "Accounting for Share-Based-Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period," which requires that a performance target included in a share-based payment award that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. This update is effective for interim and annual periods beginning after December 15, 2015. The amendments can be applied prospectively to all awards granted or modified after the effective date or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented and to all new or modified awards thereafter. Adoption of this guidance in 2016 did not have a material impact on the Company’s consolidated financial statements.

2.           Investment Securities

Amortized cost, carrying value, gross unrealized gains and losses, and the fair value by security type are as follows:

(Dollars in thousands)		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
2016	Cost	Gains	Losses	Value
Available for sale-
U.S. Treasury securities and obligations of U.S. Government
sponsored corporations (“GSE”) and agencies	$3,514	$—	$(35)	$3,479
Residential collateralized mortgage obligations- GSE	22,647	58	(145)	22,560
Residential mortgage backed securities – GSE	31,207	388	(119)	31,476
Obligations of state and political subdivisions	21,604	152	(356)	21,400
Trust preferred debt securities – single issuer	2,478	—	(206)	2,272
Corporate debt securities	21,963	10	(205)	21,768
Other debt securities	845	—	(6)	839
	$104,258	$608	$(1,072)	$103,794

	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to maturity-
U. S. Treasury securities and obligations of U.S. Government sponsored corporations (“GSE”) and agencies	$3,727	$—	$3,727	$—	$(116)	$3,611
Residential collateralized mortgage obligations – GSE	11,882	—	11,882	247	(130)	11,999
Residential mortgage backed securities - GSE	40,565	—	40,565	540	(113)	40,992
Obligations of state and political subdivisions	70,017	—	70,017	1,274	(255)	71,036
Trust preferred debt securities - pooled	657	(501)	156	303	—	459
Other debt securities	463	—	463	—	(1)	462
	$127,311	$(501)	$126,810	$2,364	$(615)	$128,559

(Dollars in thousands)		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
2015	Cost	Gains	Losses	Value
Available for sale-
U. S. Treasury securities and obligations of U.S. Government sponsored corporations (“GSE”) and agencies	$5,523	$—	$(42)	$5,481
Residential collateralized mortgage obligations - GSE	8,255	68	(36)	8,287
Residential mortgage backed securities – GSE	32,279	541	(185)	32,635
Obligations of state and political subdivisions	21,125	365	(54)	21,436
Trust preferred debt securities – single issuer	2,474	—	(338)	2,136
Corporate debt securities	20,510	65	(153)	20,422
Other debt securities	1,053	—	(28)	1,025
	$91,219	$1,039	$(836)	$91,422

	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to maturity-
Residential collateralized mortgage obligations – GSE	$13,630	$—	$13,630	$404	$—	$14,034
Residential mortgage backed securities - GSE	47,718	—	47,718	928	(46)	48,600
Obligations of state and political subdivisions	61,135	—	61,135	2,294	(14)	63,415
Trust preferred debt securities - pooled	657	(501)	156	341	—	497
Other debt securities	622	—	622	—	(11)	611
	$123,762	$(501)	$123,261	$3,967	$(71)	$127,157

At December 31, 2016 and December 31, 2015, $121.7 million and $69.8 million of investment securities, respectively, were pledged to collateralize borrowings from the FHLB and municipal deposits under the State of New Jersey Governmental Unit Deposit Protection Act ("GUDPA").

The following table sets forth certain information regarding the amortized cost, carrying value, fair value, weighted average yields and contractual maturities of the Company's investment portfolio as of December 31, 2016. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	December 31, 2016
	Amortized Cost	Fair Value	Yield
Available for sale
Due in one year or less	$2,616	$2,619	3.06%
Due after one year through five years	15,544	15,470	1.28%
Due after five years through ten years	44,489	44,695	2.68%
Due after ten years	41,609	41,010	2.75%
Total	$104,258	$103,794	2.51%

	Carrying Value	Fair Value	Yield
Held to maturity
Due in one year or less	$29,807	$29,816	1.44%
Due after one year through five years	16,833	17,373	4.43%
Due after five years through ten years	23,597	24,280	3.51%
Due after ten years	56,573	57,090	3.28%
Total	$126,810	$128,559	3.04%

Gross unrealized losses on available for sale and held to maturity securities and the fair value of the related securities aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015 are as follows:

2016		Less than 12 months		12 months or longer		Total
(Dollars in thousands)	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U. S. Treasury securities and obligations of U.S. Government sponsored corporations (“GSE”) and agencies	3	$7,090	$(151)	—	—	$7,090	$(151)
Residential collateralized mortgage obligations - GSE	7	17,242	(275)	—	—	17,242	(275)
Residential mortgage backed securities - GSE	29	26,581	(216)	3,542	(16)	30,123	(232)
Obligations of state and political subdivisions	74	25,545	(611)	—	—	25,545	(611)
Trust preferred debt securities -single issuer	4	—	—	2,272	(206)	2,272	(206)
Corporate debt securities	6	12,700	(204)	1,999	(1)	14,699	(205)
Other debt securities	3	—	—	1,276	(7)	1,276	(7)
Total temporarily impaired securities	126	$89,158	$(1,457)	$9,089	$(230)	$98,247	$(1,687)

2015		Less than 12 months		12 months or longer		Total
(Dollars in thousands)	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and obligations of U.S. Government sponsored corporations (GSE) and agencies	3	$5,481	$(42)	—	—	$5,481	$(42)
Residential collateralized mortgage obligations-GSE	2	5,894	(36)	—	—	5,894	(36)
Residential mortgage backed securities - GSE	19	20,911	(175)	3,980	(56)	24,891	(231)
Obligations of state and political subdivisions	32	2,760	(19)	6,465	(49)	9,225	(68)
Trust preferred debt securities– single issuer	4	—	—	2,136	(338)	2,136	(338)
Corporate debt securities	4	9,214	(153)	—	—	9,214	(153)
Other debt securities	3	586	(11)	1,025	(28)	1,611	(39)
Total temporarily impaired securities	67	$44,846	$(436)	$13,606	$(471)	$58,452	$(907)

U.S. Treasury securities and obligations of U.S. Government sponsored corporations and agencies: The unrealized losses on investments in these securities were caused by increases in market interest rates.  The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the par value of the investment.  The Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell these investments before a market price recovery or maturity. Therefore, these investments are not considered other-than temporarily impaired.

Residential collateralized mortgage obligations and residential mortgage backed securities: The unrealized losses on investments in residential collateralized mortgage obligations and residential mortgage backed securities were caused by increases in market interest rates. The contractual cash flows of these securities are guaranteed by the issuer, primarily government or government sponsored agencies. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. The Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell these investments before a market price recovery or maturity. Therefore, these investments are not considered other-than temporarily impaired.

Obligations of state and political subdivisions:  The unrealized losses on investments in these securities were caused by increases in market interest rates.  It is expected that the securities would not be settled at a price less than the amortized cost of the investment.  None of the issuers have defaulted on interest payments. These investments are not considered to be other than temporarily impaired because the decline in fair value is attributable to changes in interest rates and not credit quality. The Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell these investments before a market price recovery or maturity. Therefore, these investments are not considered other-than temporarily impaired.

Trust preferred debt securities – single issuer:  The investments in these securities with unrealized losses are comprised of four corporate trust preferred securities issued by two large financial institutions that both mature in 2027. The contractual terms of the trust preferred securities do not allow the issuer to settle the securities at a price less than the face value of the trust preferred securities, which is greater than the amortized cost of the trust preferred securities.  One of the issuers continues to maintain an investment grade credit rating and neither has defaulted on interest payments.  The decline in fair value is attributable to the widening of interest rate spreads and the lack of an active trading market for these securities and, to a lesser degree, market concerns about the issuers’ credit quality. The Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell these investments before a market price recovery or maturity. Therefore, these investments are not considered other-than-temporarily impaired.

Corporate debt securities.  The unrealized losses on investments in corporate debt securities were caused by an increase in market interest rates.  None of the corporate issuers have defaulted on interest payments.  The decline in fair value is attributable to changes in market interest rates and not credit quality. The Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell these investments before a market price recovery or maturity. Therefore, these investments are not considered other-than-temporarily impaired.

Trust preferred debt securities – pooled:  This trust preferred debt security was issued by a two issuer pool (Preferred Term Securities XXV, Ltd. co-issued by Keefe, Bruyette and Woods, Inc. and First Tennessee (“PRETSL XXV”)), consisting primarily of financial institution holding companies.  During 2009, the Company recognized an other-than-temporary impairment charge of $865,000, of which $364,000 was determined to be a credit loss and charged to operations and $501,000 was recognized in the other comprehensive income (loss) component of shareholders’ equity.

The primary factor used to determine the credit portion of the impairment loss to be recognized in the income statement for this security was the discounted present value of projected cash flow, where that present value of cash flow was less than the amortized cost basis of the security.  The present value of cash flow was developed using a model that considered performing collateral ratios, the level of subordination to senior tranches of the security and credit ratings of and projected credit defaults in the underlying collateral.

On a quarterly basis, management evaluates this security to determine if any additional other-than-temporary impairment is required.  As of December 31, 2016, management concluded that no additional other-than-temporary impairment had occurred.

The Company regularly reviews the composition of the investment securities portfolio, taking into account market risks, the current and expected interest rate environment, liquidity needs and its overall interest rate risk profile and strategic goals.

3.           Loans and Loans Held for Sale

Loans are as follows:

	December 31,
(Dollars in thousands)	2016	2015
Commercial business	$99,650	$99,277
Commercial real estate	242,393	207,250
Mortgage warehouse lines	216,259	216,572
Construction loans	96,035	93,745
Residential real estate loans	44,791	40,744
Loans to individuals	23,736	23,074
All other loans	207	233
Gross Loans	723,071	680,895
Deferred loan fees and costs, net	1,737	1,226
	$724,808	$682,121

The Bank’s lending focus and business is concentrated primarily in New Jersey, particularly northern and central New Jersey.  A significant portion of the total loan portfolio is secured by real estate or other collateral located in these areas.

The Bank had residential mortgage loans held for sale of $14.8 million at December 31, 2016 and $6.0 million at December 31, 2015.  The Bank sells residential mortgage loans in the secondary market on a non-recourse basis, generally with the related loan servicing rights released to purchasers. Loans held for sale at December 31, 2016 and 2015 were residential mortgage loans that the Bank intends to sell under best efforts forward sales commitments providing for delivery to purchasers generally within a two month period.  The estimated fair value of the derivatives of interest rate lock commitments was $123,000 at December 31, 2016 and was not deemed to be significant at December 31, 2015.

4.           Allowance for Loan Losses and Credit Quality Disclosures

The Company’s primary lending emphasis is the origination of commercial business and commercial real estate loans and mortgage warehouse lines of credit.  Based on the composition of the loan portfolio, the primary inherent risks are deteriorating credit quality, a decline in the economy and a decline in New Jersey real estate market values.  Any one, or a combination, of these events may adversely affect the loan portfolio and may result in increased delinquencies, loan losses and increased future provision levels.

The following table provides an aging of the loan portfolio by loan class at December 31, 2016:

(Dollars in thousands)	30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment >90 Days Accruing	Non-accrual Loans
Construction Loans	$—	$—	$186	$186	$95,849	$96,035	$—	$186
Commercial Business	113	115	790	1,018	98,632	99,650	—	920
Commercial Real Estate	741	942	2,707	4,390	238,003	242,393	—	3,187
Mortgage Warehouse Lines	—	—	—	—	216,259	216,259	—	—
Residential Real Estate Loans	564	—	392	956	43,835	44,791	—	544
Loans to Individuals	—	29	361	390	23,346	23,736	24	337
Other	—	—	—	—	207	207	—	—
Deferred Loan Fees and Costs, Net	—	—	—	—	1,737	1,737	—	—
Total	$1,418	$1,086	$4,436	$6,940	$717,868	$724,808	$24	$5,174

The following table provides an aging of the loan portfolio by loan class at December 31, 2015:

(Dollars in thousands)	30-59 Days	60-89 Days	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment >90 Days Accruing	Non-accrual Loans
Construction Loans	$—	$—	$—	$—	$93,745	$93,745	$—	$—
Commercial Business	530	5	186	721	98,556	99,277	—	304
Commercial Real Estate	789	—	3,996	4,785	202,465	207,250	—	4,321
Mortgage Warehouse Lines	—	—	—	—	216,572	216,572	—	—
Residential Real Estate Loans	—	166	1,132	1,298	39,446	40,744	—	1,132
Consumer
Loans to Individuals	400	—	263	663	22,411	23,074	—	263
Other	—	—	—	—	233	233	—	—
Deferred Loan Fees and Costs, Net	—	—	—	—	1,226	1,226	—	—
Total	$1,719	$171	$5,577	$7,467	$674,654	$682,121	$—	$6,020

As provided by ASC 310-30, the excess of cash flows expected at acquisition over the initial investment in the loan is recognized as interest income over the life of the loan.  Accordingly, loans acquired with evidence of deteriorated credit quality in the amount of $439,000 and $489,000 at December 31, 2016 and 2015, respectively, were not classified as non-performing loans due to the accretion of income based on expected cash flows.

Additional income before taxes amounting to $522,000 and $471,000 would have been recognized in 2016 and 2015, respectively, if interest on all loans had been recorded based upon their original contract terms.

Management reviews the adequacy of the allowance for loan losses on at least a quarterly basis to ensure that the provision for loan losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is adequate based on management’s assessment of probable estimated losses. The Company’s methodology for assessing the adequacy of the allowance for loan losses consists of several key elements and is consistent with U.S. GAAP and interagency supervisory guidance.  The allowance for loan losses methodology consists of two major components.  The first component is an estimation of losses associated with individually identified impaired loans, which follows ASC Topic 310.  The second major component estimates losses under ASC Topic 450, which provides guidance for estimating losses on groups of loans with similar risk characteristics.  The Bank’s methodology results in an allowance for loan losses which includes a specific reserve for impaired loans, an allocated reserve and an unallocated portion.

When analyzing groups of loans under ASC Topic 450, the Bank follows the Interagency Policy Statement on the Allowance for Loan and Lease Losses.  The methodology considers the Bank’s historical loss experience adjusted for changes in trends, conditions, and other relevant factors that affect repayment of the loans as of the evaluation date.  These adjustment factors, known as qualitative factors, include:

•	Delinquencies and non-accruals

•	Portfolio quality

•	Concentration of credit

•	Trends in volume of loans

•	Quality of collateral

•	Policy and procedures

•	Experience, ability, and depth of management

•	Economic trends – national and local

•	External factors – competition, legal and regulatory

The methodology includes the segregation of the loan portfolio into loan types with a further segregation into risk rating categories, such as special mention, substandard, doubtful, and loss. This allows for an allocation of the allowance for loan losses by loan type; however, the allowance is available to absorb any loan loss without restriction. Larger balance, non-homogeneous loans representing significant individual credit exposures are evaluated individually through the internal loan review process. It is this process that produces the watch list for loans that have indications of credit weakness. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated. Based on these reviews, an estimate of probable losses for the individual larger-balance loans are determined, whenever possible, and used to establish specific loan loss reserves. In general, for non-homogeneous loans not individually assessed and for homogeneous groups, such as residential mortgages and consumer credits, the loans are collectively evaluated based on delinquency status, loan type, and historical losses. These loan groups are then internally risk rated.

The watch list includes loans that are assigned a rating of special mention, substandard, doubtful and loss. Loans assigned a rating of special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans rated as doubtful in whole, or in part, are placed in non-accrual status. Loans classified as a loss are considered uncollectible and are charged off against the allowance for loan losses.

The specific allowance for impaired loans is established for specific loans that have been identified by management as being impaired. These loans are considered to be impaired primarily because the loans have not performed according to payment terms and there is reason to believe that repayment of the loan principal in whole, or in part, is unlikely. The specific portion of the allowance is the total amount of potential unconfirmed losses for these individual impaired loans. To assist in determining the fair value of loan collateral, the Bank often utilizes independent third party qualified appraisal firms which, in turn, employ their own criteria and assumptions that may include occupancy rates, rental rates and property expenses, among others.

The second category of reserves consists of the allocated portion of the allowance. The allocated portion of the allowance is determined by taking pools of loans outstanding that have similar characteristics and applying historical loss experience for each pool. This estimate represents the potential unconfirmed losses within the portfolio. Individual loan pools are created for commercial and commercial real estate loans, construction loans, warehouse lines of credit and various types of loans to individuals. The historical loss estimation for each loan pool is then adjusted to account for current conditions, current loan portfolio performance, loan policy or management changes or any other qualitative factor which may cause future losses to deviate from historical levels.

The Company also maintains an unallocated allowance. The unallocated allowance is used to cover any factors or conditions which may cause a potential loan loss but are not specifically identifiable. It is prudent to maintain an unallocated portion of the allowance because no matter how detailed an analysis of potential loan losses is performed, these estimates, by definition, lack precision. Management must make estimates using assumptions and information that is often subjective and changing rapidly.

The following discusses the risk characteristics of each of our loan portfolio segments, commercial, mortgage warehouse lines of credit, and consumer.

Commercial

The Company’s primary lending emphasis is the origination of commercial, construction and commercial real estate loans. Based on the composition of the loan portfolio, the inherent primary risks are deteriorating credit quality, a decline in the economy and a decline in New Jersey real estate market values. Any one, or a combination, of these events may adversely affect the loan portfolio and may result in increased delinquencies, loan losses and increased future provision levels.

Mortgage Warehouse Lines of Credit

The Company’s Mortgage Warehouse Unit provides revolving lines of credit that are available to licensed mortgage banking companies. The warehouse line of credit is used by the mortgage banker to originate one-to-four family residential mortgage loans that are pre-sold into the secondary mortgage market, which includes state and national banks, national mortgage banking firms, insurance companies and government-sponsored enterprises, including the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and others. On average, an advance under the warehouse line of credit remains outstanding for a period of less than 30 days, with repayment coming directly from the sale of the loan into the secondary mortgage market. Interest and a transaction fee are collected by the Bank at the time of repayment.

As a separate segment of the total portfolio, the warehouse loan portfolio is individually analyzed as a whole for allowance for loan losses purposes.  Warehouse lines of credit are subject to the same inherent risks as other commercial lending, but the overall degree of risk differs. While the Company’s loss experience with this type of lending has been non-existent since the product was introduced in 2008, there are other risks unique to this lending that still must be considered in assessing the adequacy of the allowance for loan losses. These unique risks may include, but are not limited to, (i) credit risks relating to the mortgage bankers that borrow from us, (ii) the risk of intentional misrepresentation or fraud by any of such mortgage bankers, (iii) changes in the market value of mortgage loans originated by the mortgage banker, the sale of which is the expected source of repayment of the borrowings under a warehouse line of credit, due to changes in interest rates during the time in warehouse or (iv) unsalable or impaired mortgage loans so originated, which could lead to decreased collateral value and the failure of a purchaser of the mortgage loan to purchase the loan from the mortgage banker.

These factors, along with the other qualitative factors such as economic trends, concentrations of credit, trends in the volume of loans, portfolio quality, delinquencies and non-accruals, are also considered and may have positive or negative effects on the allocated allowance.  The aggregate amount resulting from the application of these qualitative factors determines the overall risk for the portfolio and results in an allocated allowance for warehouse lines of credit.

Consumer

The Company’s consumer loan portfolio segment is comprised of residential real estate loans, home equity loans and other loans to individuals. Individual loan pools are created for the various types of loans to individuals.

In general, for homogeneous groups such as residential mortgages and consumer credits, the loans are collectively evaluated based on delinquency status, loan type and historical losses. These loan groups are then internally risk rated.

The Company considers the following credit quality indicators in assessing the risk in the loan portfolio:

•	Consumer credit scores

•	Internal credit risk grades

•	Loan-to-value ratios

•	Collateral

•	Collection experience

Internal Risk Rating of Loans

The Bank’s internal credit risk grades are based on the definitions currently utilized by the banking regulatory agencies.  The grades assigned and their definitions are as follows, and loans graded excellent, above average, good and watch list are treated as “pass” for grading purposes:

1.  Excellent - Loans that are based upon cash collateral held at the Bank and adequately margined. Loans that are based upon "blue chip" stocks listed on the major stock exchanges and adequately margined.

2.  Above Average - Loans to companies whose balance sheets show excellent liquidity and long-term debt is on well-spread schedules of repayment easily covered by cash flow.  Such companies have been consistently profitable and have diversification in their product lines or sources of revenue.  The continuation of profitable operations for the foreseeable future is likely.  Management is comprised of a mix of ages, experience and backgrounds, and management succession is in place.  Sources of raw materials and, for service companies, the sources of revenue are abundant.  Future needs have been planned for.  Character and management ability of individuals or company principals are excellent.  Loans to individuals are supported by high net worths and liquid assets.

3.  Good - Loans to companies whose balance sheets show good liquidity and cash flow adequate to meet maturities of long-term debt with a comfortable margin.  Such companies have established profitable records over a number of years, and there has been growth in net worth.  Operating ratios are in line with those of the industry, and expenses are in proper relationship to the volume of business done and the profits achieved.  Management is well-balanced and competent in their responsibilities.  Economic environment is favorable; however, competition is strong.  The prospects for growth are good.  Loans in this category do not meet the collateral requirements of loans in categories 1 and 2 above. Loans to individuals are supported by good net worth but whose supporting assets are illiquid.

3w.  Watch - Included in this category are loans evidencing problems identified by Bank management that require closer supervision.  Such problems have not developed to the point which requires a "special mention" rating.  This category also covers situations where the Bank does not have adequate current information upon which credit quality can be determined.  The account officer has the obligation to correct these deficiencies within 30 days from the time of notification.

4.  Special Mention - A "special mention" loan has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank's credit position at some future date. Special mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

5.  Substandard - A "substandard" loan is inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

6.  Doubtful - A loan classified as "doubtful" has all the weaknesses inherent in a loan classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

7.  Loss - A loan classified as "loss" is considered uncollectible and of such little value that its continuance on the books is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desireable to defer writing off this loan even though partial recovery may occur in the future.

The following table provides a breakdown of the loan portfolio by credit quality indicator at December 31, 2016:

(Dollars in thousands)
Commercial Credit Exposure- By Internally Assigned Grade	Construction	Commercial Business	Commercial Real Estate	Mortgage Warehouse Lines	Residential Real Estate
Grade:
Pass	$95,548	$91,908	$223,435	$216,259	$43,950
Special Mention	301	7,102	14,334	—	244
Substandard	186	611	4,624	—	597
Doubtful	—	29	—	—	—
Loss	—	—	—	—	—
Total	$96,035	$99,650	$242,393	$216,259	$44,791

(Dollars in thousands)
Consumer Credit Exposure -By Payment Activity	Loans to Individuals	Other

Performing	$23,375	$207
Nonperforming	361	—
Total	$23,736	$207

The following table provides a breakdown of the loan portfolio by credit quality indicator at December 31, 2015:

(Dollars in thousands)
Commercial Credit Exposure- By Internally Assigned Grade	Construction	Commercial Business	Commercial Real Estate	Mortgage Warehouse Lines	Residential Real Estate
Grade:
Pass	$93,558	$90,856	$191,754	$216,572	$39,878
Special Mention	187	7,768	9,311	—	260
Substandard	—	653	6,185	—	606
Doubtful	—	—	—	—	—
Loss	—	—	—	—	—
Total	$93,745	$99,277	$207,250	$216,572	$40,744

(Dollars in thousands)
Consumer Credit Exposure - By Payment Activity	Loans to Individuals	Other

Performing	$22,811	$233
Nonperforming	263	—
Total	$23,074	$233

Impaired Loans Disclosures

Loans are considered to be impaired when, based on current information and events, it is determined that the Company will not be able to collect all amounts due according to the loan contract, including scheduled interest payments.  When a loan is placed on non-accrual status, it is also considered to be impaired.  Loans are placed on non-accrual status when: (1) the full collection of interest or principal becomes uncertain; or (2) they are contractually past due 90 days or more as to interest or principal payments unless the loans are both well secured and in the process of collection.

The following tables summarize the distribution of the allowance for loan losses and loans receivable by loan class and impairment method at December 31, 2016 and 2015, respectively.

Allowance for Loan Losses as of and for the year ended December 31, 2016
(Dollars in thousands)
	Construction	Commercial Business	Commercial Real Estate	Mortgage Warehouse Lines	Residential Real Estate	Loans to Individuals	Other	Unallocated	Deferred Fees	Total
Allowance for loan losses:
Beginning balance	$1,025	$2,005	$3,049	$866	$288	$109	$—	$218	$—	$7,560
(Credit) provision charged to operations	179	(177)	(800)	107	79	(3)	1	314	—	(300)
Loans charged off	—	(97)	(60)	—	—	—	(1)	—	—	(158)
Recoveries of loans charged off	—	1	385	—	—	6		—	—	392
Ending balance	$1,204	$1,732	$2,574	$973	$367	$112	$—	$532	$—	$7,494

Individually evaluated for impairment	$7	$101	$114	$—	$38	$—	$—	$—	$—	$260
Loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—	—
Collectively evaluated for impairment	1,197	1,631	2,460	973	329	112	—	532	—	7,234
Ending Balance	$1,204	$1,732	$2,574	$973	$367	$112	$—	$532	$—	$7,494

Loans receivable:
Loans acquired with deteriorated credit quality	$—	$191	$930	$—	$—	$—	$—	$—	$—	$1,121
Individually evaluated for impairment	391	947	3,817	—	544	337	—	—	—	6,036
Collectively evaluated for impairment	95,644	98,512	237,646	216,259	44,247	23,399	207	—	1,737	717,651
Ending Balance	$96,035	$99,650	$242,393	$216,259	$44,791	$23,736	$207	$—	$1,737	$724,808

Allowance for Loan Losses as of and for the year ended December 31, 2015
(Dollars in thousands)
	Construction	Commercial Business	Commercial Real Estate	Mortgage Warehouse Lines	Residential Real Estate	Loans to Individuals	Other	Unallocated	Deferred Fees	Total
Allowance for loan losses:
Beginning balance	$1,215	$1,761	$2,393	$896	$197	$129	$2	$332	$—	$6,925
(Credit) provision charged to operations	(190)	347	1,010	(30)	91	(13)	(1)	(114)	—	1,100
Loans charged off	—	(116)	(361)	—	—	(13)	(1)	—	—	(491)
Recoveries of loans charged off	—	13	7	—	—	6		—	—	26
Ending balance	$1,025	$2,005	$3,049	$866	$288	$109	$—	$218	$—	$7,560

Individually evaluated for impairment	$—	$68	$125	$—	$69	$—	$—	$—	$—	$262
Loans acquired with deteriorated credit quality	—	—	64	—	—	—	—	—	—	64
Collectively evaluated for impairment	1,025	1,937	2,860	866	219	109	—	218	—	7,234
Ending Balance	$1,025	$2,005	$3,049	$866	$288	$109	$—	$218	$—	$7,560

Loans receivable:
Loans acquired with deteriorated credit quality	$—	$241	$1,359	$—	$—	$—	$—	$—	$—	$1,600
Individually evaluated for impairment	494	458	4,833	—	1,132	263	—	—	—	7,180
Collectively evaluated for impairment	93,251	98,578	201,058	216,572	39,612	22,811	233	—	1,226	673,341
Ending Balance	$93,745	$99,277	$207,250	$216,572	$40,744	$23,074	$233	$—	$1,226	$682,121

When a loan is identified as impaired, the measurement of impairment is based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole remaining source of repayment for the loan is the liquidation of the collateral.  In such cases, the current fair value of the collateral less selling costs is used.  If the value of the impaired loan is less than the recorded investment in the loan, the impairment is recognized through an allowance estimate or a charge to the allowance.

Impaired Loans Receivables (By Class) - December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Year to Date 2016 Average Recorded Investment	Year to Date 2016 Interest Income Recognized
(Dollars in thousands)
With no related allowance:
Construction	$186	$186	$—	$260	$—
Commercial Business	883	1,054	—	623	14
Commercial Real Estate	1,380	1,380	—	1,528	74
Mortgage Warehouse Lines	—	—	—	—	—
Subtotal	2,449	2,620	—	2,411	88

Residential Real Estate	244	244	—	725	—

Consumer
Loans to Individuals	337	337	—	281	—
Other	—	—	—	—	—
Subtotal	337	337	—	281	—
Subtotal with no related allowance	3,030	3,201	—	3,417	88
With an allowance:
Commercial
Construction	205	205	7	51	9
Commercial Business	255	255	101	238	—
Commercial Real Estate	3,367	3,367	114	3,603	19
Mortgage Warehouse Lines	—	—	—	—	—
Subtotal	3,827	3,827	222	3,892	28

Residential Real Estate	301	316	38	200	—
Consumer
Loans to Individuals	—	—	—	—	—
Other	—	—	—	—	—
Subtotal	—	—	—	—	—
Subtotal with an allowance	4,128	4,143	260	4,092	28

Total:
Construction	391	391	7	311	9
Commercial Business	1,138	1,309	101	861	14
Commercial Real Estate	4,747	4,747	114	5,131	93
Mortgage Warehouse Lines	—	—	—	—	—
Residential Real Estate	544	560	38	925	—
Consumer	337	337	—	281	—
Total	$7,157	$7,344	$260	$7,509	$116

Impaired Loans Receivables (By Class) - December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Year to Date 2015 Average Recorded Investment	Year to Date 2015 Interest Income Recognized
(Dollars in thousands)
With no related allowance:
Commercial
Construction	$494	$494	$—	$477	$27
Commercial Business	488	847	—	492	23
Commercial Real Estate	2,417	2,683	—	2,998	94
Mortgage Warehouse Lines	—	—	—	—	—
Subtotal	3,399	4,024	—	3,967	144

Residential Real Estate	831	831	—	981	—

Consumer
Loans to Individuals	263	280	—	88	—
Other	—	—	—	—	—
Subtotal	263	280	—	88	—
Subtotal with no related allowance	4,493	5,135	—	5,036	144

With an allowance:
Commercial
Construction	—	—	—	—	—
Commercial Business	211	237	68	307	5
Commercial Real Estate	3,775	3,788	189	4,200	154
Mortgage Warehouse Lines	—	—	—	—	—

Subtotal	3,986	4,025	257	4,507	159

Residential Real Estate	301	316	69	100	—
Consumer
Loans to Individuals	—	—	—	175	—
Other	—	—	—	—	—
Subtotal	—	—	—	175	—
Subtotal with an allowance	4,287	4,341	326	4,782	159

Total:
Construction	494	494	—	477	27
Commercial Business	699	1,084	68	799	28
Commercial Real Estate	6,192	6,471	189	7,198	248
Mortgage Warehouse Lines	—	—	—	—	—
Residential Real Estate	1,132	1,147	69	1,081	—
Consumer	263	280	—	263	—
Total	$8,780	$9,476	$326	$9,818	$303

Purchased Credit-Impaired Loans

Purchased Credit-Impaired loans (“PCI”) are loans acquired at a discount that is due in part to credit quality.  Acquired loans totaling $2.6 million were deemed to be PCI at February 7, 2014 and were initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance (i.e., the allowance for loan losses).

The following table presents additional information regarding PCI loans for the years ended December 31, 2016 and 2015:

(Dollars in thousands)	Purchased Loans with Evidence of Credit Deterioration
	12/31/2016	12/31/2015
Outstanding balance	$1,470	$1,964
Carrying amount	$1,121	$1,600

  In 2015, an allowance for loan losses in the amount of $64,000 was recorded for one PCI loan.

The following table presents changes in accretable discount for PCI loans for the years ended December 31, 2016 and 2015:

(Dollars in thousands)	December 31, 2016	December 31, 2015
Balance at beginning of year	$73	$135
Acquisition of impaired loans	—	—
Accretion of discount	(43)	(62)
Balance at end of year	$30	$73

Non-accretable difference at end of year	$215	$215

The following table presents the years for the scheduled remaining accretable discount that will accrete to income based on the Company’s most recent estimates of cash flows for PCI loans:

(Dollars in thousands)	Periods ending December 31,
	2017	$22
	2018	8
	Thereafter	—
	Total	$30

Consumer Mortgage Loans Secured by Residential Real Estate in Process of Foreclosure

The following table summarizes the recorded investment in consumer mortgage loans secured by residential real estate in process of foreclosure:

(Dollars in thousands)	December 31,
2016		2015
Number of loans	Recorded Investment	Number of loans	Recorded Investment
3	$524	5	$1,008

In the normal course of business, the Bank may consider modifying loan terms for various reasons. These reasons may include as a retention strategy to compete in the current interest rate environment or to re-amortize or extend a loan term to better match the loan’s payment stream with the borrower’s cash flow. A modified loan would be considered a troubled debt restructuring (“TDR”) if the Bank grants a concession to a borrower and has determined that the borrower is troubled (i.e., experiencing financial difficulties).

If the Bank restructures a loan to a troubled borrower, the loan terms (i.e., interest rate, payment, amortization period, maturity date) may be modified in various ways to enable the borrower to cover the modified debt service payments based on current financial information and cash flow adequacy. If a borrower’s hardship is thought to be temporary, then modified terms may only be offered for that time period. Where possible, the Bank would attempt to obtain additional collateral and/or secondary repayment sources at the time of the restructure in order to put the Bank in the best possible position if the borrower is not able to meet the modified terms. The Bank will not offer modified terms if it believes that modifying the loan terms will only delay an inevitable permanent default.

In evaluating whether a restructuring constitutes a troubled debt restructuring, applicable guidance requires that a creditor must separately conclude that the restructuring constitutes a concession and the borrower is experiencing financial difficulties.  The following table is a breakdown of troubled debt restructurings, all of which are classified as impaired, which occurred during the years ended December 31, 2016 and 2015.

During 2016

(Dollars in thousands)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial Real Estate	1	$458	$458

During 2015

(Dollars in thousands)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial Business	1	$288	$288

There was one troubled debt restructuring in the amount of $458,000 that subsequently defaulted within twelve months of restructuring during the year ended December 31, 2016. There were no troubled debt restructurings that subsequently defaulted within twelve months of restructuring during the year ended December 31, 2015.

If the Bank determines that a borrower has suffered deterioration in its financial condition, a restructuring of the loan terms may occur.  Such loan restructurings may include, but are not limited to, reductions in principal or interest, reductions in interest rates and extensions of the maturity date.  When modifications are implemented, such loans meet the definition of a troubled debt restructuring.  All of the modifications employed by the Bank during 2016 and 2015 have resulted in lower principal amortization payments.  The lower payments are determined by an analysis of the borrower’s cash flow ability to meet the modified terms while anticipating an improved financial condition to enable a resumption of the original payment terms.

5.     Related Parties

Activity related to loans to directors, executive officers and their affiliated interests during 2016 and 2015 is as follows:

(Dollars in thousands)	December 31,
	2016	2015
Balance, beginning of year	$870	$1,376
Loans granted	751	16
Repayments of loans	(264)	(522)
Balance, end of year	$1,357	$870

All such loans were made under customary terms and conditions and were current as to principal and interest payments as of December 31, 2016 and 2015.

Related party deposits were $14.9 million and $9.0 million at December 31, 2016 and 2015, respectively.

The Company has had and intends to have business transactions in the ordinary course of business with directors, officers and affiliated interests on comparable terms as those prevailing from time to time for other non-affiliated customers of the Company. For these transactions, related expenses are not significant to the operations of the Company.

6.           Premises and Equipment

Premises and equipment consist of the following:

		December 31,
(Dollars in thousands)	Estimated Useful Lives	2016	2015
Land		$1,798	$1,798
Building	40 years	8,083	8,083
Leasehold improvements	3 - 10 years	5,864	5,762
Furniture, fixtures and equipment	3 – 15 years	4,897	4,542
		20,642	20,185
Less: Accumulated depreciation		(9,969)	(9,076)
		$10,673	$11,109

Depreciation expense was $893,000 and $1.0 million for the years ended December 31, 2016 and 2015, respectively.

7.           Other Real Estate Owned (“OREO”)

Activity related to other real estate owned for the years ended December 31, 2016 and 2015 is as follows:

(Dollars in thousands)	2016	2015
Balance, beginning of year	$966	$5,710
Transfers into real estate owned	141	2,357
Transfers to other assets	—	—
Sale of real estate owned	(1,033)	(6,027)
Gain (loss) on sale of real estate owned	31	(692)
Increase (decrease) in carrying amount of real estate owned	61	(382)
Balance, end of year	$166	$966

At December 31, 2016, OREO was comprised of one commercial property. At December 31, 2015, OREO was comprised of one residential property.

8.           Goodwill and Intangible Assets

Goodwill and intangible assets are summarized as follows:

	December 31,
(Dollars in thousands)	2016	2015
Goodwill	$11,854	$11,854
Core deposits intangible	1,026	1,430
Total	$12,880	$13,284

Amortization expense of intangible assets was $404,000 and $428,000 for the years ended December 31, 2016 and 2015, respectively.

Scheduled amortization of the core deposits intangible is as follows:

(Dollars in thousands)
	2017	$384
	2018	305
	2019	110
	2020	88
	2021	67
	Thereafter	72
		$1,026

9.           Deposits

Deposits at December 31, 2016 and 2015 are summarized as follows:

(Dollars in thousands)	2016	2015
Non-interest bearing	$170,854	$159,918
Interest bearing	310,103	284,547
Savings	205,294	196,324
Certificates of deposit	148,265	145,968
	$834,516	$786,757

At December 31, 2016, certificates of deposit have contractual maturities as follows:

(Dollars in thousands)
Year	Amount
2017	$86,079
2018	35,752
2019	8,050
2020	6,161
2021	12,223
$148,265

Certificates of deposit greater than $250,000 were $23.9 million and $24.3 million at December 31, 2016 and December 31, 2015, respectively.

10.           Borrowings

The balance of borrowings was $73.1 million at December 31, 2016, consisting of one long-term FHLB advance totaling $10.0 million and overnight funds purchased of $63.1 million. The balance of borrowings was $58.9 million at December 31, 2015, consisting of three long-term FHLB advances totaling $20.3 million and overnight funds purchased of $38.6 million. These borrowings are primarily used to fund asset growth not supported by deposit generation.

Two long-term FHLB fixed rate convertible advances were assumed by the Bank as a result of an acquisition in 2014. These two advances totaled $10.0 million with an average rate of 4.50%. As a result of acquisition accounting, the two advances were fair valued and a premium of $1.0 million was assigned. The premium was amortized over the remaining term of the advances. The two advances had a combined carrying amount of $10.3 million at December 31, 2015 and both advances matured and were repaid on December 14, 2016.

The Bank also has a fixed rate convertible advance from the FHLB in the amount of $10.0 million that bears interest at the rate of 4.08%. This advance may be called by the FHLB quarterly at the option of the FHLB if rates rise and the rate earned by the FHLB is no longer a “market” rate. This advance is fully secured by marketable securities. The FHLB advance matures on July 31, 2017. Due to the call provision, the expected maturity could differ from the contractual maturity.

11.           Redeemable Subordinated Debentures

On May 30, 2006, the Company established 1st Constitution Capital Trust II (“Trust II”), a Delaware business trust and wholly-owned subsidiary of the Company, for the sole purpose of issuing $18.0 million of trust preferred securities (the “Capital Securities”).  Trust II utilized the $18.0 million in proceeds, along with $557,000 invested in Trust II by the Company, to purchase $18,557,000 of floating rate junior subordinated debentures issued by the Company and due to mature on June 15, 2036.  The subordinated debentures carry a floating interest rate based on the three-month LIBOR plus 165 basis points (2.61344% at December 31, 2016). The Capital Securities were issued in connection with a pooled offering involving approximately 50 other financial institution holding companies.  All of the Capital Securities were sold to a single pooling vehicle. The floating rate junior subordinated debentures are the only asset of Trust II and have terms that mirrored the Capital Securities. These debentures are redeemable in whole or in part prior to maturity after June 15, 2011. Trust II is obligated to distribute all proceeds of a redemption of these debentures, whether voluntary or upon maturity, to holders of the Capital Securities.  The Company’s obligation with respect to the Capital Securities and the debentures, when taken together, provided a full and unconditional guarantee on a subordinated basis by the Company of the obligations of Trust II to pay amounts when due on the Capital Securities.  Interest payments on the floating rate junior subordinated debentures flow through Trust II to the pooling vehicle.

12.           Income Taxes

The components of income tax expense (benefit) are summarized as follows:

(Dollars in thousands)	2016	2015
Federal:
Current	$3,360	$3,199
Deferred	269	8
	3,629	3,207
State:
Current	909	704
Deferred	85	151
	994	855
	$4,623	$4,062

A comparison of income tax expense at the Federal statutory rate in 2016 and 2015 to the Company’s provision for income taxes is as follows:

(Dollars in thousands)	2016	2015
Federal income tax	$4,729	$4,327
Add (deduct) effect of:
State income taxes net of federal income tax effect	656	564
Tax-exempt interest income	(706)	(724)
Bank-owned life insurance	(187)	(203)
Other items, net	131	98
Provision for income taxes	$4,623	$4,062

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
(Dollars in thousands)	2016	2015
Deferred tax assets (liabilities):
Allowance for loan losses	$2,993	$3,020
Unrealized loss (gain) on securities available for sale	130	(113)
Supplemental executive retirement plan liability	1,886	2,060
Other than temporary impairment loss	170	170
Depreciation	802	482
Non-accrual interest	313	231
Pension liability	(44)	(75)
Other	262	324
Acquisition accounting adjustments	(52)	441
Net deferred tax assets, included in other assets	$6,460	$6,540

Based upon the current facts, management has determined that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.  However, there can be no assurances about the level of future earnings.

13.           Comprehensive Income and Accumulated Other Comprehensive Income

Comprehensive income is the total of (1) net income and (2) all other changes in equity from non-shareholder sources, which are referred to as other comprehensive income. The components of accumulated other comprehensive income (loss) that are included in shareholders' equity and the related tax effects are as follows:

Year ended December 31, 2016:
(Dollars in thousands)	Before-Tax Amount	Income Tax Effect	Net-of-Tax Amount
Unrealized holding (losses) gains on available for sale securities:
Unrealized holding gains on available for sale securities	$(464)	$130	$(334)
Reclassification adjustment for (gains) losses realized in income	—	—	—
Other comprehensive (loss) on securities available for sale	(464)	130	(334)
Unrealized impairment (loss) on held to maturity security:
Unrealized impairment (loss) on held to maturity security	(501)	170	(331)
Unfunded pension liability:
Changes from plan actuarial gains and losses included in other comprehensive income	269	(108)	161
Reclassification adjustment for (gains) realized in income	(160)	64	(96)
Other comprehensive gain from plan actuarial gains	109	(44)	65
Accumulated other comprehensive income (loss)	$(856)	$256	$(600)

Year ended December 31, 2015:
(Dollars in thousands)	Before-Tax Amount	Income Tax Effect	Net-of-Tax Amount
Unrealized holding (losses) gains on available for sale securities:
Unrealized holding gains on available for sale securities	$203	$(113)	$90
Reclassification adjustment for loss realized in income	—	—	—
Other comprehensive gain on securities available for sale	203	(113)	90
Unrealized impairment (loss) on held to maturity security:
Unrealized impairment (loss) on held to maturity security	(501)	170	(331)
Unfunded pension liability:
Changes from plan actuarial gains and losses included in other comprehensive income	452	(181)	271
Reclassification adjustment for (gains) realized in income	(266)	106	(160)
Other comprehensive gain from plan actuarial gains	186	(75)	111
Accumulated other comprehensive income (loss)	$(112)	$(18)	$(130)

Changes in the components of accumulated other comprehensive income (loss) are as follows and are presented net of tax:

(Dollars in thousands)	Unrealized Holding (Losses) Gains on Available for Sale Securities	Unrealized Impairment Loss On Held to Maturity Security	Unfunded Pension Liability	Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2015	$276	$(331)	$303	$248
Other comprehensive income (loss) before reclassifications	(186)	—	(32)	(218)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	(160)	(160)
Other comprehensive income (loss)	(186)	—	(192)	(378)
Balance, December 31, 2015	90	(331)	111	(130)
Other comprehensive income (loss) before reclassifications	(424)	—	52	(372)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	(98)	(98)
Other comprehensive income (loss)	(424)	—	(46)	(470)
Balance, December 31, 2016	$(334)	$(331)	$65	$(600)

14.           Benefit Plans

Retirement Savings Plan

The Bank has a 401(k) plan which covers substantially all employees with six months or more of service.  The plan permits all eligible employees to make basic contributions to the plan up to the IRS salary deferral limit.  Under the plan, the Bank provided a matching contribution of 50% in 2016 and 2015, up to 6% of base compensation.  Employer contributions to the plan amounted to $272,000 in 2016 and $274,000 in 2015.

Supplemental Executive Retirement Plan

The Company also provides retirement benefits to certain employees under supplemental executive retirement plans.  The plans are unfunded and the Company accrues actuarially determined benefit costs over the estimated service period of the employees in the plans.  The present value of the benefits accrued under these plans as of December 31, 2016 and 2015 is approximately $4.7 million and $5.2 million, respectively, and is included in other liabilities and accumulated other comprehensive income in the accompanying consolidated balance sheets.  Compensation expense related to the supplemental executive retirement plans of $235,000 and $184,000 is included in the accompanying consolidated statements of income for the years ended December 31, 2016 and 2015, respectively.

Bank-Owned Life Insurance

In connection with the benefit plans, the Bank has life insurance policies on the lives of its executives, directors, officers and employees.  The Bank is the owner and beneficiary of the policies.  The cash surrender values of the policies totaled approximately $22.2 million and $21.6 million as of December 31, 2016 and 2015, respectively.

The following table sets forth the changes in benefit obligations of the Company’s supplemental executive retirement plans.

(Dollars in thousands)	2016	2015
Change in Benefit Obligation
Beginning January 1	$4,971	$4,511
Service cost	216	267
Interest cost	179	183
Actuarial (gain) loss	(83)	53
Benefits paid	(670)	(43)
Ending December 31	$4,613	$4,971

Amount Recognized in Consolidated Balance Sheets
Liability for pension	$4,722	$5,157
Net actuarial gain included in accumulated other comprehensive income	(109)	(186)
Prior service cost included in accumulated other comprehensive income	—	—
Net recognized pension liability	$4,613	$4,971

Information for pension plans with an accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$4,613	$4,971
Accumulated benefit obligation	4,463	4,699

Components of Net Periodic Benefit Cost	2016	2015
Service cost	$216	$267
Interest cost	179	183
Amortization of prior service cost	—	—
Recognized net actuarial gain	(160)	(266)
Net periodic benefit expense	$235	$184

The net periodic benefit cost is projected to be $184,000 and actuarial gains of $109,000 are expected to be removed from accumulated other comprehensive income and recognized as a component of net periodic benefit expense for the year ending December 31, 2017.

Weighted-Average Assumptions, December 31	2016	2015
Discount Rate	4.0%	4.0%
Salary Scale	4.0%	4.0%

Projected Annual Benefit Payments*
(Dollars in thousands)	2017	$4,906
	2018	$—
	2019	$—
	2020	$—
	2021	$—
	2022-2026	$—

* Represents management’s expectation as of December 31, 2016 as to when such payments will be made.

15.           Share-Based Compensation

The Company’s stock-based incentive plans (the “Stock Plans”) authorize the issuance of an aggregate of 485,873 shares of the Company’s common stock (as adjusted for stock dividends) pursuant to awards that may be granted in the form of stock options to purchase common stock (“Options”) and awards of shares of common stock (“Stock Awards”).  The purpose of the Stock Plans is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, employees and other persons to promote the success of the Company.  Under the Stock Plans, options have a term of ten years after the date of grant, subject to earlier termination in certain circumstances.  Options are granted with an exercise price at the then fair market value of the Company’s common stock.  The grant date fair value is calculated using the Black-Scholes option valuation model. As of December 31, 2016, there were 196,175 shares of common stock available for future grants under the Stock Plans, of which 156,465 shares are available for future grant under the 2013 Equity Incentive Plan and 39,710 shares are available for future grant under the 2015 Directors Stock Plan.

Stock-based compensation expense related to stock options was $44,000 and $41,000 for the years ended December 31, 2016 and 2015, respectively.

Transactions under the Company’s stock option plans during the years ended December 31, 2016 and 2015 are summarized as follows:

Stock Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at January 1, 2015	246,880	$7.80
Granted	13,892	10.10
Exercised	(43,639)	6.68
Forfeited	(27,788)	10.55
Expired	(11,751)	11.89
Outstanding at December 31, 2015	177,594	7.41	5.2	$861,000
Granted	11,655	11.98
Exercised	(18,645)	9.79
Forfeited	(4,648)	11.60
Expired	(155)	11.85
Outstanding at December 31, 2016	165,801	$7.35	5.2	$1,881,841

Exercisable at December 31, 2016	146,067	$7.27	5.0	$1,669,569

There were 18,645 options exercised in 2016 and 43,639 options exercised in 2015. The total intrinsic value (market value on date of exercise less grant price) of options exercised during the year ended December 31, 2016 was $125,000 compared to $176,000 during the year ended December 31, 2015.

The following table summarizes stock options outstanding and exercisable at December 31, 2016:

	Outstanding Options			Exercisable Options
Exercise Price Range	Number	Average Life in Years	Average Exercise Price	Number	Average Life in Years	Average Exercise Price
$5.54 to $5.63	55,106	4.8	$5.60	48,339	4.8	$5.59
$6.16 to $7.46	69,990	4.8	$6.95	66,774	4.7	$6.94
$9.30 to $11.98	40,705	6.3	$10.40	30,954	6.0	$10.60
	165,801	5.2	$7.35	146,067	5.0	$7.27

The fair value of each option and the significant weighted average assumptions used to calculate the fair value of the options granted during the years ended December 31, 2016 and 2015 are as follows:

	2016	2015
Fair value of options granted	$4.65	$4.05
Risk-free rate of return	2.25%	1.37%
Expected option life in years	7	7
Expected volatility	30.66%	32.37%
Expected dividends (1)	—%	—

(1)  Subsequent to the granting of stock options in 2016, the Company paid its first cash dividend on October 21, 2016.

As of December 31, 2016, there was approximately $75,300 of unrecognized compensation cost related to non-vested stock option-based compensation arrangements granted under the Company’s stock incentive plans.  That cost is expected to be recognized over the next four years.

The following table summarizes the activity in nonvested restricted shares for the years ended December 31, 2016 and 2015:

Non-vested Shares	Number of Shares	Average Grant-Date Fair Value
January 1, 2015	148,634	$7.16
Granted	70,515	10.66
Vested	(60,930)	8.99
Forfeited	(14,340)	8.61
Non-vested at December 31, 2015	143,879	8.32
Granted	76,450	12.31
Vested	(74,070)	10.91
Forfeited	(3,000)	12.69
Non-vested at December 31, 2016	143,259	$9.02

The value of restricted shares is based upon the closing price of the common stock on the date of grant.  The shares generally vest over a four year service period with compensation expense recognized on a straight-line basis.

Stock based compensation expense related to stock grants was $710,000 and $590,000 for the years ended December 31, 2016 and 2015, respectively.

As of December 31, 2016, there was approximately $1.4 million of unrecognized compensation cost related to non-vested stock grants that will be recognized over the next three years.

16.           Commitments and Contingencies

As of December 31, 2016, future minimum rental payments under non-cancelable operating leases were as follows:

(Dollars in thousands)	2017	$1,331
	2018	1,099
	2019	957
	2020	750
	2021	658
	Thereafter	2,449
		$7,244

Rent expense aggregated $1.5 million and for each of the years ended December 31, 2016 and 2015.

Commitments With Off-Balance Sheet Risk

The consolidated balance sheet does not reflect various commitments relating to financial instruments which are used in the normal course of business.  Management does not anticipate that the settlement of those financial instruments will have a material adverse effect on the Company’s financial condition.  These instruments include commitments to extend credit and letters of credit.  These financial instruments carry various degrees of credit risk, which is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract.  As these off-balance sheet financial instruments have essentially the same credit risk involved in extending loans, the Bank generally uses the same credit and collateral policies in making these commitments and conditional obligations as it does for on-balance sheet investments. Additionally, as some commitments and conditional obligations are expected to expire without being drawn or returned, the contractual amounts do not necessarily represent future cash requirements.

Commitments to extend credit are legally binding loan commitments with set expiration dates.  They are intended to be disbursed, subject to certain conditions, upon request of the borrower.  The Bank receives a fee for providing a commitment.  The Bank was committed to advance $372.7 million and $290.9 million to its borrowers as of December 31, 2016 and December 31, 2015, respectively.

The Bank issues financial standby letters of credit that are within the scope of ASC Topic 460, “Guarantees.”  These are irrevocable undertakings by the Bank to guarantee payment of a specified financial obligation.  Most of the Bank’s financial standby letters of credit arise in connection with lending relationships and have terms of one year or less.  The maximum potential future payments that the Bank could be required to make under these standby letters of credit amounted to $2.0 million at December 31, 2016 and $2.1 million at December 31, 2015.  The current amount of the liability as of December 31, 2016 and 2015 for guarantors under standby letters of credit is not material.

The Bank also enters into best efforts forward sales commitments to sell residential mortgage loans that it has closed (loans held for sale) or that it expects to close (commitments to originate loans held for sale).  These commitments are used to reduce the Bank’s market price risk during the period from the commitment date to the sale date.  The notional amount of the Bank’s forward sales commitments was approximately $8.3 million at December 31, 2016 and $16.9 million at December 31, 2015.  The fair value of the loan origination commitments was $123,000 at December 31, 2016 and was not significant at December 31, 2015.

Litigation

 The Company may, in the ordinary course of business, become a party to litigation involving collection matters, contract claims and other legal proceedings relating to the conduct of its business.  The Company may also have various commitments and contingent liabilities which are not reflected in the accompanying consolidated balance sheet. Management is not aware of any present legal proceedings or contingent liabilities and commitments that would have a material impact on the Company’s financial condition or results of operations.

17.           Other Operating Expenses

The components of other operating expenses for the years ended December 31, 2016 and 2015 are as follows:

(Dollars in thousands)	2016	2015
Marketing	$240	$282
Equipment	555	839
Telephone	377	449
Regulatory, professional and other consulting fees	1,706	1,681
Insurance	303	324
Amortization of intangible assets	404	428
Other expenses	1,358	1,152
	$4,943	$5,155

18.           Regulatory Capital Requirements
The Company and the Bank are subject to various regulatory capital requirements administered by the Federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s and the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Common Equity Tier 1, Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (Leverage ratio, as defined).  As of December 31, 2016, the Company and the Bank met all capital adequacy requirements to which they are subject.

To be categorized as adequately capitalized, the Company and the Bank must maintain minimum Common Equity Tier 1, Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the below table.  As of December 31, 2016, the Bank's capital ratios exceed the regulatory standards for well-capitalized institutions. Certain bank regulatory limitations exist on the availability of the Bank’s assets for the payment of dividends by the Bank without prior approval of bank regulatory authorities.

In July 2013, the Federal Reserve Board and the FDIC approved revisions to their capital adequacy guidelines and prompt corrective action rules that implemented and addressed the revised standards of Basel III and addressed relevant provisions of the Dodd-Frank Act. The Federal Reserve Board’s final rules and the FDIC’s interim final rules (which became final in April 2014 with no substantive changes) apply to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies (“banking organizations”). Among other things, the rules established a Common Equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets) and increased the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets). Banking organizations are also required to have a total capital ratio of at least 8% and a Tier 1 leverage ratio of at least 4%.

The rules also limited a banking organization’s ability to pay dividends, engage in share repurchases or pay discretionary bonuses if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of Common Equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The rules became effective for the Company and the Bank on January 1, 2015. The capital conservation buffer requirement began phasing in on January 1, 2016 at 0.625% of Common Equity Tier 1 capital to risk-weighted assets and will increase by that amount each year until fully implemented in January 2019 at 2.5% of common equity Tier 1 capital to risk-weighted assets. As of January 1, 2017, the Company and the Bank were required to maintain a capital conservation buffer of 1.25%.

Actual capital amounts and ratios for the Company and the Bank as of December 31, 2016 and 2015 are as follows:

					To Be Well Capitalized Under Prompt
			For Capital		Corrective
(Dollars in thousands)	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Company
Common equity Tier 1 (CET1)	$93,101	10.40%	$40,302	>4.5%	N/A	N/A
Total Capital to Risk Weighted Assets	118,595	13.24%	71,648	>8%	N/A	N/A
Tier 1 Capital to Risk Weighted Assets	111,101	12.41%	53,736	>6%	N/A	N/A
Tier 1 Leverage Capital	111,101	10.93%	40,658	>4%	N/A	N/A
Bank
Common equity Tier 1 (CET1)	$108,606	12.13%	$40,302	>4.5%	$58,214	≥6.5%
Total Capital to Risk Weighted Assets	116,100	12.96%	71,648	>8%	89,560	≥10%
Tier 1 Capital to Risk Weighted Assets	108,606	12.13%	53,736	>6%	71,648	≥8%
Tier 1 Leverage Capital	108,606	10.68%	40,658	>4%	50,823	>5%
As of December 31, 2015
Company
Common equity Tier 1 (CET1)	$83,994	10.03%	$37,628	>4.5%	N/A	N/A
Total Capital to Risk Weighted Assets	109,554	13.08%	66,894	>8%	N/A	N/A
Tier 1 Capital to Risk Weighted Assets	101,994	12.18%	50,170	>6%	N/A	N/A
Tier 1 Leverage Capital	101,994	10.80%	37,765	>4%	N/A	N/A
Bank
Common equity Tier 1 (CET1)	$99,631	11.90%	$37,628	>4.5%	$54,431	≥6.5%
Total Capital to Risk Weighted Assets	107,191	12.80%	66,894	>8%	83,739	≥10%
Tier 1 Capital to Risk Weighted Assets	99,631	11.90%	50,170	>6%	66,991	≥8%
Tier 1 Leverage Capital	99,631	10.55%	37,765	>4%	47,211	>5%

Dividend payments by the Bank to the Company are subject to the New Jersey Banking Act of 1948, as amended (the “Banking Act”) and the Federal Deposit Insurance Act, as amended (the “FDIA”).  Under the Banking Act, the Bank may not pay dividends unless, following the dividend payment, the capital stock of the Bank will be unimpaired and (i) the Bank will have a surplus of not less than 50% of its capital stock or, if not, (ii) the payment of such dividend will not reduce the surplus of the Bank. Under the FDIA, the Bank may not pay any dividends if after paying the dividend, it would be undercapitalized under applicable capital requirements. In addition to these explicit limitations, the federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice. The Bank is also limited in paying dividends if it does not maintain the necessary “capital conservation buffer” as discussed below.

It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the immediately preceding year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividend that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiary. A bank holding company may not pay dividends when it is insolvent. The Company's payment of cash dividends to date were within the guidelines set forth in the Federal Reserve Board's policy.

In the event the Company defers payments on the junior subordinated debentures used to fund payments to be made pursuant to the terms of the Capital Securities, the Company would be unable to pay cash dividends on its common stock until the deferred payments are made.

19.           Shareholders’ Equity

The Company issued a warrant on December 23, 2008 to the United States Department of the Treasury (the “Treasury”) under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (the “CPP”). This warrant was sold by the Treasury on November 23, 2011 and exchanged for two new warrants which permit the holders thereof to acquire, on an adjusted basis resulting from declarations of stock and cash dividends to holders of common stock since the issuance of the two warrants, 283,572 shares of common stock of the Company at a price of $6.349 per share.

Certain terms and conditions of the warrant issued to the Treasury were modified or deleted in the two new warrants, including, without limitation, the deletion of the anti-dilution provision upon certain issuances of the Company’s common stock at or below a specified price relative to the initial exercise price.  However, the two warrants still provide for the adjustment of the exercise price and the number of shares of the Company’s common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of the Company’s common stock.  The two warrants remain outstanding, are immediately exercisable and continue to have an expiration date of December 23, 2018, which was the expiration date of the warrant originally issued to the Treasury.

The Board of Governors of the Federal Reserve System has issued a supervisory letter to bank holding companies that contains guidance on when the board of directors of a bank holding company should eliminate or defer or severely limit dividends, including, for example, when net income available for shareholders for the past four quarters, net of dividends paid during that period, is not sufficient to fully fund the dividends. The letter also contains guidance on the redemption of stock by bank holding companies which urges bank holding companies to advise the Federal Reserve of any such redemption or repurchase of common stock for cash or other value which results in the net reduction of a bank holding company’s capital at the beginning of the quarter below the capital outstanding at the end of the quarter. The Company's payment of cash dividends to date were within the guidelines set forth in the Federal Reserve Board's supervisory letter.

On August 3, 2005, the Board of Directors of the Company authorized a common stock repurchase program that allowed for the repurchase of a limited number of the Company’s shares at management’s discretion on the open market.  The Company undertook this repurchase program in order to increase shareholder value. During the year ended December 31, 2015, the Company repurchased 31,050 shares for an aggregate price of approximately $359,000.

On January 21, 2016, the Board of Directors of the Company authorized a new common stock repurchase program. Under the new common stock repurchase program, the Company may purchase in open market or privately negotiated transactions up to five (5%) percent of its common shares outstanding on the date of the approval of the stock repurchase program, which limitation will be adjusted for any future stock dividends. This new repurchase program replaced the repurchase program authorized on August 3, 2005. During the year ended December 31, 2016, the Company repurchased 2,000 shares for an aggregate price of approximately $24,000.

20.           Fair Value Disclosures

U.S. GAAP has established a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are as follows:

Level 1.

•	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2.

•	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3.

•	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.  These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value.

In general, fair value is based upon quoted market prices, where available.  If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters.  Valuation adjustments may be made to ensure that financial instruments are recorded at fair value.  These adjustments may include amounts to reflect counterparty credit quality and counterparty creditworthiness, among other things, as well as unobservable parameters.  Any such valuation adjustments are applied consistently over time.  The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective value or reflective of future values.  While management believes that the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Securities Available for Sale.  Securities classified as available for sale are reported at fair value utilizing Level 1 and Level 2 inputs. For Level 2 securities, the fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the security’s terms and conditions, among other things.

Impaired loans.  Loans included in the following table are those which the Company has measured and recognized impairment based generally on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third party appraisals of the properties or discounted cash flows based on the expected proceeds.  These assets are included as Level 3 fair values based upon the lowest level of input that is significant to the fair value measurements.  The fair value consists of the loan balances less specific valuation allowances.

Other Real Estate Owned.  Foreclosed properties are adjusted to fair value less estimated selling costs at the time of foreclosure in preparation for transfer from portfolio loans to other real estate owned (“OREO”), thereby establishing a new accounting basis.  The Company subsequently adjusts the fair value of the OREO utilizing Level 3 inputs on a non-recurring basis to reflect partial write-downs based on the observable market price, current appraised value of the asset or other estimates of fair value.

The following table summarizes financial assets and financial liabilities measured at fair value on a recurring basis, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

(Dollars in thousands)	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
December 31, 2016:
Securities available for sale:
U.S. Treasury Securities and obligations of U.S. Government sponsored corporations ("GSE") and agencies	$—	$3,479	$—	$3,479
Residential collateralized mortgage obligations - GSE	—	22,560	—	22,560
Residential mortgage backed securities-GSE	—	31,476	—	31,476
Obligations of state and political subdivisions	—	21,400	—	21,400
Trust preferred debt securities - single issuer	—	2,272	—	2,272
Corporate debt securities	12,826	8,942	—	21,768
Other debt securities	—	839	—	839
Total	$12,826	$90,968	$—	$103,794

December 31, 2015:
Securities available for sale:
U.S. Treasury Securities and obligations of U.S Government sponsored corporations (“GSE”) and agencies	$—	$5,481	$—	$5,481
Residential collateralized mortgage obligations - GSE	—	8,287	—	8,287
Residential mortgage backed securities – GSE	—	32,635	—	32,635
Obligations of state and political subdivisions	—	21,436	—	21,436
Trust preferred debt securities - single issuer	—	2,136	—	2,136
Corporate debt securities	14,043	6,379	—	20,422
Other debt securities	—	971	54	1,025
Total	$14,043	$77,325	$54	$91,422

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).  Financial assets and financial liabilities measured at fair value on a non-recurring basis at December 31, 2016 and 2015 are as follows:

(Dollars in thousands)	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
December 31, 2016
Impaired loans	—	—	$4,130	$4,130

December 31, 2015
Impaired loans	—	—	$3,960	$3,960
Other real estate owned	—	—	966	966

Impaired loans, measured at fair value and included in the above table, consisted of 9 loans having an aggregate balance of $4.4 million and specific loan loss allowances of $0.3 million at December 31, 2016 and 9 loans having an aggregate balance of $4.3 million and specific loan loss allowances of $0.3 million at December 31, 2015.

The following table presents additional qualitative information about assets measured at fair value on a non-recurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

(Dollars in thousands)	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2016
Impaired loans	$4,130	Appraisal of collateral (1)	Appraisal adjustments (2)	3%-100% (29.1%)
December 31, 2015
Impaired loans	$3,960	Appraisal of collateral (1)	Appraisal adjustments (2)	11%-44% (29.6%)
Other real estate owned	$966	Appraisal of collateral (1)	Appraisal adjustments (2)	0.11%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various Level 3 inputs that are not identifiable.

(2)	Includes qualitative adjustments by management and estimated liquidation expenses.

The fair value of other real estate owned was determined using appraisals, which may be adjusted based on management’s review and changes in market conditions.

The following is a summary of the fair value and the carrying value of all of the Company’s financial instruments.  For the Company and the Bank, as for most financial institutions, the bulk of assets and liabilities are considered financial instruments.  Many of the financial instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction.  Therefore, significant estimations and present value calculations are used.  Changes in assumptions could significantly affect these estimates.

Estimated fair values have been determined by using the best available data and an estimation methodology suitable for each category of financial instruments as follows:

Cash and Cash Equivalents, Accrued Interest Receivable and Accrued Interest Payable (Carried at Cost). The carrying amounts reported on the balance sheet for cash and cash equivalents, accrued interest receivable and accrued interest payable approximate fair value.

Securities Held to Maturity (Carried at Amortized Cost). The fair values of securities held to maturity are determined in the same manner as for securities available for sale.

Loans Held For Sale (Carried at Lower of Aggregated Cost or Fair Value). The fair values of loans held for sale are determined, when possible, using prices based on the best efforts commitment by the purchaser of the loan or quoted secondary market prices. If no such quoted market prices exist, fair values are determined using quoted prices for similar loans, adjusted for the specific attributes of the loans.

SBA servicing asset. Servicing assets do not trade in an active market with readily observable prices. The Company estimates the fair value of the SBA servicing asset using a discounted cash flow model, which incorporates assumptions based on observable discount rates and prepayment speeds.
Interest rate lock derivatives. Interest rate lock commitments do not trade in active markets with readily observable prices. The fair value of the interest rate lock commitments is estimated based upon the forward sales price that is obtained in the best efforts commitment at the time the borrower locks in the interest rate on the loan and the probability that the locked rate commitment will close.
Federal Home Loan Bank Stock. FHLB stock is carried at cost. The carrying value approximates fair value based upon the redemption price provision of the FHLB stock.

Gross Loans Receivable (Carried at Cost). The fair values of loans, excluding impaired loans subject to specific loss reserves, are estimated using discounted cash flow analyses and market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans.  Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal.  Generally, for variable rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values.

Deposit Liabilities (Carried at Cost). The fair values disclosed for demand deposits (e.g., interest and non-interest demand and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).  Fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings and Subordinated Debentures (Carried at Cost). The carrying amounts of short-term borrowings approximate their fair values. The fair values of long-term FHLB advances and subordinated debentures are estimated using discounted cash flow analysis, based on quoted or estimated interest rates for new borrowings with similar credit risk characteristics, terms and remaining maturity.

The estimated fair values, and the recorded book balances, at December 31, 2016 and 2015 were as follows:

December 31, 2016
(Dollars in thousands)	Carrying Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Cash and cash equivalents	$14,886	$14,886	—	—	$14,886
Securities available for sale	103,794	12,826	90,968	—	103,794
Securities held to maturity	126,810	—	128,559	—	128,559
Loans held for sale	14,829	—	15,103	—	15,103
Loans, net	717,314	—	—	716,492	716,492
SBA servicing asset	605	—	822	—	822
Interest rate lock derivative	123	—	123	—	123
Accrued interest receivable	3,095	—	3,095	—	3,095
FHLB Stock	3,962	—	3,962	—	3,962
Deposits	(834,516)	—	(834,050)	—	(834,050)
Borrowings	(73,050)	—	(73,222)	—	(73,222)
Redeemable subordinated debentures	(18,557)	—	(11,922)	—	(11,922)
Accrued interest payable	(866)	—	(866)	—	(866)

December 31, 2015
(Dollars in thousands)	Carrying Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Cash and cash equivalents	$11,368	$11,368	—	—	$11,368
Securities available for sale	91,422	14,043	77,325	54	91,422
Securities held to maturity	123,261	—	127,157	—	127,157
Loans held for sale	5,997	—	6,115	—	6,115
Loans, net	674,561	—	—	674,722	674,722
Accrued interest receivable	2,853	—	2,853	—	2,853
FHLB Stock	3,302	—	3,302	—	3,302
Deposits	(786,757)	—	(786,594)	—	(786,594)
Borrowings	(58,896)	—	(59,347)	—	(59,347)
Redeemable subordinated debentures	(18,557)	—	(11,641)	—	(11,641)
Accrued interest payable	(846)	—	(846)	—	(846)

Loan commitments and standby letters of credit as of December 31, 2016 and 2015 were based on fees charged for similar agreements; accordingly, the estimated fair value of loan commitments and standby letters of credit were nominal. The fair value of interest rate lock commitments and SBA servicing rights were insignificant at December 31, 2015.

21.           Parent-only Financial Information

The condensed financial statements of 1st Constitution Bancorp (parent company only) are presented below:

1st CONSTITUTION BANCORP
Condensed Statements of Financial Condition
(Dollars in Thousands)

	December 31, 2016	December 31, 2015
Assets:
Cash	$490	$77
Investment securities	557	557
Investment in subsidiary	120,306	111,597
Other assets	2,451	2,325
Total Assets	$123,804	$114,556

Liabilities And Shareholders’ Equity
Other liabilities	$446	$39
Subordinated debentures	18,557	18,557
Shareholders’ equity	104,801	95,960
Total Liabilities and Shareholders’ Equity	$123,804	$114,556

1st CONSTITUTION BANCORP
Consolidated Statements of Income and Comprehensive Income
(Dollars in Thousands)

	Year ended December 31,
	2016	2015
Income:
Interest income	$13	$11
Dividend income from subsidiary	1,240	366
Total Income	1,253	377

Expense:
Interest expense	440	366
Total Expense	440	366

Income before income taxes and equity in undistributed income of subsidiaries	813	11
Federal income tax benefit	(146)	(122)
Income before equity in undistributed income of subsidiaries	959	133
Equity in undistributed income of subsidiaries	8,326	8,531
Net Income	9,285	8,664
Equity in other comprehensive loss of subsidiaries	(470)	(378)
Comprehensive Income	$8,815	$8,286

1st CONSTITUTION BANCORP
Condensed Statements of Cash Flows
(Dollars in Thousands)

	Year ended December 31,
	2016	2015
Operating Activities:
Net Income	$9,285	$8,664
Adjustments:
Increase in other assets	(126)	(92)
Increase in other liabilities	408	—
Equity in undistributed income of subsidiaries	(8,326)	(8,531)
Net cash provided by operating activities	1,241	41

Cash Flows From Investing Activities:
Investment in subsidiary	(501)	37
Net cash (used in) provided by investing activities	(501)	37

Cash Flows From Financing Activities:
Cash dividend paid	(399)	—
Issuance of common stock, net	96	292
Purchase of treasury stock, net	(24)	(359)
Net cash used in financing activities	(327)	(67)

Net increase in cash	413	11
Cash at beginning of year	77	66
Cash at end of year	$490	$77

22.           Quarterly Financial Data (Unaudited)

The following table sets forth a condensed summary of the Company’s quarterly results of operations for the years ended December 31, 2016 and 2015:

(Dollars in thousands, except per share data)	2016
	Dec. 31	Sept. 30	June 30	March 31
Summary of Operations
Interest income	$9,997	$10,408	$9,488	$9,285
Interest expense	1,361	1,355	1,257	1,185
Net interest income	8,636	9,053	8,231	8,100
(Credit) provision for loan losses	—	—	(100)	(200)

Net interest income after (credit) provision for loan losses	8,636	9,053	8,331	8,300
Non-interest income	1,996	1,760	1,536	1,594
Non-interest expense	7,572	6,662	6,440	6,624
Income before income taxes	3,060	4,151	3,427	3,270
Income taxes	1,006	1,456	1,113	1,048
Net income	$2,054	$2,695	$2,314	$2,222
Net income per common share:(1)
Basic	$0.26	$0.34	$0.29	$0.28
Diluted	$0.25	$0.33	$0.28	$0.27

(Dollars in thousands, except per share data)	2015
	Dec. 31	Sept. 30	June 30	March 31
Summary of Operations
Interest income	$9,473	$10,431	$10,201	$9,340
Interest expense	1,170	1,169	1,153	1,144
Net interest income	8,303	9,262	9,048	8,196
Provision for loan losses	500	100	—	500

Net interest income after provision for loan losses	7,803	9,162	9,048	7,696
Non-interest income	920	1,427	1,988	2,129
Non-interest expense	6,349	6,979	7,609	6,510
Income before income taxes	2,374	3,610	3,427	3,315
Income taxes	747	1,148	1,112	1,055
Net income	$1,627	$2,462	$2,315	$2,260

Net income per common share:(1)
Basic	$0.21	$0.31	$0.29	$0.29
Diluted	$0.20	$0.30	$0.29	$0.28

(1) The sum of quarterly income per basic and diluted common share may not equal net income per basic and diluted common share, respectively, for the years ended December 31, 2016 and 2015 due to differences in the computation of weighted average diluted common shares on a quarterly and annual basis.

23.           Subsequent Event

On March 14, 2017 the Bank was notified that a shared national credit syndicated loan in which it has a $4.3 million participation had further deteriorated. The credit was classified as Special Mention by the Bank. In response to the recent notification, the credit will be down-graded to a classification of Doubtful by the Bank in the first quarter of 2017 due to excessive leverage, an inability to de-lever over a reasonable period and on-going fraud litigation. As of the date of the notification, management has not been able to identify a loss, if any. The syndicated loan is a senior debt facility that is collateralized by the assets of the borrower. The borrower has paid all principal and interest to date.
The shared national credit program was established in 1977 by the Board of Governors of the Federal Reserve System, the FDIC and the Office of the Comptroller of the Currency to provide an efficient and consistent review and classification of any large syndicated loan that totals $20 million or more and is shared by three or more lending institutions or a portion of which is sold to two or more institutions.
At December 31, 2016, the Bank was a participant in the syndicated loan facility for $4.3 million and the outstanding balance of the Bank’s loan participation was $4.0 million. The Bank has been monitoring the financial condition of the borrower and increased the allowance for loan losses qualitative factors in the third quarter of 2016 to reflect the uncertainty of the borrower’s future financial performance and the Bank’s inability to measure a potential loss for this credit.
At this time, there is no additional information available to the Bank that would change management’s estimate of the allowance for loan losses with respect to this loan. Due to the change in the circumstances, the loan will be placed on non-accrual in the first quarter of 2017 and will be down-graded to the Doubtful classification. Management will continue to monitor the financial condition of the borrower and will consider any new information or developments of the borrower in its evaluation of the adequacy of its allowance for loan losses.